                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                             AMENDED AND RESTATED

                                   FORM U5B

                             REGISTRATION STATEMENT

                       Filed Pursuant to Section 5 of the

                   Public Utility Holding Company Act of 1935

                          Interstate Energy Corporation
                               Name of Registrant

               Name, Title and Address of Officer to whom Notices
                  and Correspondence concerning this Statement
                               should be Addressed

                              Erroll B. Davis, Jr.
                                  President and
                             Chief Executive Officer
                          Interstate Energy Corporation
                           222 West Washington Avenue
                          Madison, Wisconsin 53701-2568

                                 With a copy to:


                                 Barbara J. Swan
                       Vice President and General Counsel
                            Alliant Services Company
                           222 West Washington Avenue
                          Madison, Wisconsin 53701-2568

                            GLOSSARY OF DEFINED TERMS

       When used herein, the following terms shall have the meanings set forth below:

       Act              Public Utility Holding Company Act of 1935, as amended
       AI               Alliant Industries, Inc.
       ASC              Alliant Services Company
       Commission       Securities and Exchange Commission
       CRANDIC          Cedar Rapids and Iowa City Railway Company
       Energy           IES Energy Inc.
       FERC             Federal Energy Regulatory Commission
       HEHC             Heartland Environmental Holding Company
       HPI              Heartland Properties, Inc.
       IEC              Interstate Energy Corporation
       IESI             IES Industries, Inc.
       IESNZ            IES New Zealand Ltd.
       IESU             IES Utilities Inc.
       International    IES International Inc.
       Investments      IES Investments Inc.
       Merger           The business combination among WPLH, IESI and IPC
       Merger U-1       The form U-1 Application/Declaration filed by WPLH,
                        IESI and IPC in File No. 70-8891, as amended
       RMT              RMT Inc.
       SEC              Securities and Exchange Commission
       South Beloit     South Beloit Water, Gas and Electric Company
       Transportation   IES Transportation Inc.
       WPL              Wisconsin Power and Light Company


                     EXPLANATORY NOTE AND REQUEST FOR WAIVER

       IEC AND ITS PRINCIPAL UTILITY SUBSIDIARIES, WP&L, IPC, AND IESU, HAVE BEEN SUBJECT TO THE PERIODIC REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER ("1934 ACT"). PURSUANT TO THESE REQUIREMENTS, IEC (AND/OR WPLH) WPL, IPC, AND IESU HAVE FILED ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, PROXY STATEMENTS AND OTHER REPORTS. IEC, WPL AND IESU REMAIN SUBJECT TO 1934 ACT PERIODIC REPORTING REQUIREMENTS. WPL, IPC, AND IESU HAVE ALSO FILED REGISTRATION STATEMENTS WITH THE COMMISSION PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER. IN ADDITION, AS AN EXEMPT HOLDING COMPANy, IESI FILED AN ANNUAL EXEMPTION STATEMENTS WITH THE COMMISSION ON FORM U-3A-2 DISCLOSING ADDITIONAL INFORMATION ABOUT THEIR OPERATIONS. ADDITIONAL INFORMATION REGARDING IEC AND ITS SUBSIDIARIES WILL BE SET FORTH IN ADDITIONAL U-1 FILINGS TO BE MADE IN THE NEAR FUTURE. THESE FILINGS SET FORTH MUCH OF THE SAME INFORMATION REQUIRED BY FORM U5B.

        IN VIEW OF THE COMMISSION'S FAMILIARITY WITH THE IEC SYSTEM THROUGH THESE FILINGS, IEC RESPECTFULLY REQUESTS THAT THE COMMISSION WAIVE, PURSUANT TO RULE 20(a)(3) UNDER THE ACT, THE REQUIREMENTS OF FORM U5B TO THE EXTENT THE DISCLOSURE REQUIRED BY FORM U5B HAS ALREADY BEEN FILED WITH THE COMMISSION IN OTHER FILINGS, AND PERMIT THE INCORPORATION OF CERTAIN INFORMATION BY REFERENCE TO THE EXTENT INDICATED HEREIN.

                             REGISTRATION STATEMENT


         The undersigned holding company hereby submits its registration statement to the Commission pursuant to Section 5 of the Act.

1.       Exact name of registrant: Interstate Energy Corporation

2. Address of principal executive offices: 222 West Washington Avenue, Madison, Wisconsin 53701-2568

3. Name and address of chief accounting officer: John E. Ebright,Vice President-Controller, Interstate Energy Corporation, 222 West Washington Avenue, Madison, Wisconsin 53701-2568

4. Certain information as to the registrant and each subsidiary company thereof:

Col. A                                                                 Col. B           Col. C            Col. D
------                                                                 ------           ------            ------
Name of Company                                                        Organization     State             Type of Business
---------------                                                        ------------     -----             ----------------
         Interstate Energy Corporation (formerly WPL Holdings,
           Inc. and IES Industries Inc.)                               Corp.            WI                Holding company

            Wisconsin Power and Light Company                                                             Electric & Gas
                                                                       Corp.            WI                Utility company

                  South Beloit Water, Gas and Electric Company         Corp.            IL                Electric & Gas Utility
                                                                                                          company

                  Wisconsin River Power Company                        Corp.            WI                Electric Utility
                                                                                                          company
                                                                       (WP&L owns
                                                                        33.3%)

                  Wisconsin Valley Improvement Company                 Corp.            WI                Manages water flows
                                                                       (WP&L owns                         on Wisconsin River
                                                                        12%.)

                  REAC, Inc. (dissolved 7/31/98)                       Corp.            WI                Purchases
                                                                                                          undeveloped real
                                                                                                          property

                  WP&L Charitable Foundation                           Non              WI                Contributes to
                                                                       profit corp.                       charities

            IES Utilities Inc.                                         Corp.            IA                Electric and gas utility
                                                                                                          company

                  IES Ventures Inc.                                    Corp.            IA                Holding company

                  IES Midland Development Inc.                         Corp.            IA                Owns and operates
                                                                                                          landfill

                  Unitrain Services                                    Partnership      IA                Railroad car
                                                                                                          management co.

                  Envirogas L.P.                                       Limited          IA                Sells refuse gas from
                                                                       Partnership                        biomass

                  IES Industries Charitable Foundation                 Non-profit       IA                Contributes to
                                                                       corp.                              charities

                  Cedar Rapids Electronic                              Joint venture    IA                Evaluates electric
                  Transportation Consortium                                                               mass transit
                                                                                                          technology

         Interstate Power Company                                      Corp.            DE                Electric & Gas Utility
                                                                                                          company

                  IPC Development                                      Corp.            IA                Acquires and disposes
                                                                                                          of real estate for IPC

                  Interstate Power Company of WI                       Corp.            WI                Inactive

         Alliant Services Company                                      Corp.            IA                Service company

                  AMW Acquisition Co.                                  Corp.            WI                Inactive

         Alliant Industries, Inc. (formerly Heartland
           Development Corporation and IES Diversified Inc.)           Corp.            WI                Holding company for
                                                                                                          non-utility subsidiaries

                  Heartland Environmental Holding Company              Corp.            WI                Holding company

                           RMT Inc.                                    Corp.            WI                Environmental
                                                                                                          consulting and
                                                                                                          engineering

                                  RMT International Inc.               Corp.            WI                Holding company

                                  RMT of Ohio                          Corp. (RMT
                                                                       owns 48%)        OH                Environmental
                                                                                                          consulting and
                                                                                                          engineering

                                  RMT of North Carolina, Inc.          Corp.            NC                Environmental
                                                                                                          consulting and
                                                                                                          engineering

                                  RMT of Michigan, Inc.                Corp.            MI                Environmental




                                                                     Community D

                                                                                                          consulting and
                                                                                                          engineering

                             Quality Environmental Systems, Inc.       Corp.            WI                Environmental
                                                                                                          consulting and
                                                                                                          engineering

                             Jones & Neuse, Inc.                       Corp.            TX                Environmental
                                                                                                          consulting and
                                                                                                          engineering

                             RMT Consulting Engineers, P.C.            Service Corp.    NY                Environmental
                                                                                                          consulting and
                                                                                                          engineering

                     Entra Technologies Co.                            Corp.            TX                Environmental
                                                                                                          software Co.

             Heartland Properties, Inc.                                Corp.            WI                Asset
                                                                                                          management and
                                                                                                          community development

                     Heartland Equity Management, Inc.                 Corp.            WI                Investments

                              Heartland Fund IV Beloit Burton, Inc     Corp.            WI                Community
                                                                                                          development

                              Heartland Fund IV Racine Wilmanor, Inc.  Corp             WI                Community
                                                                                                          development

                              Heartland Pheasant Glen, Inc.            Corp             WI                Community
                                                                                                          development

                              Heartland Beach Grove, Inc.              Corp             WI                Community
                                                                                                          development

                              Heartland-Orchard Place, Inc.            Corp.            WI                Community
                                                                                                          development

                     Heartland Fund I, Inc.                            Corp             WI

                              Heartland Fund I Grand Chute, Inc.       Corp.            WI                Community
                                                                                                          development



                       Heartland Fund I Cudahy III, Inc.               Corp.            WI                Community
                                                                                                          development

                       Heartland Fund I Riverplace, Inc.               Corp.            WI                Community
                                                                                                          development

                       Heartland Fund I Sussex, Inc.                   Corp.            WI                Community
                                                                                                          development

                       Heartland Fund I Waunakee, Inc.                 Corp.            WI                Community
                                                                                                          development

                       Heartland Fund I Eau Claire Oakwood, Inc.       Corp.            WI                Community
                                                                                                          development

                       Heartland Fund I Delavan, Inc.                  Corp.            WI                Community
                                                                                                          development

              Heartland Direct Development, Inc.                       Corp.            WI                Investments

                       Heartland Dekoven, Inc.                         Corp.            WI                Community
                                                                                                          development

                       Heartland Lake Oaks, Inc.                       Corp.            WI                Inactive

                       Heartland Lake Oaks I, Inc.                     Corp.            WI                Inactive

                       Heartland Landings, Inc.                        Corp.            WI                Community
                                                                                                          development

                       Heartland Timber Trails, Inc.                   Corp.            WI                Community
                                                                                                          development

                       Heartland Water Tower, Inc.                     Corp.            WI                Community
                                                                                                          development

              HAH* Tower Hall-Marshfield Tower Hall II, Inc.           Corp.            WI                Community
                                                                                                          development


              Heartland Fund Management, Inc.                          Corp.            WI                Inactive

             *HAH= Heartland Affordable Housing


              HAH Antigo Depot, Inc.                                   Corp.            WI                Community
                                                                                                          development

              HAH Antigo, Inc.                                         Corp.            WI                Community
                                                                                                          development

              HAH Appleton Phase II, Inc.                              Corp.            WI                Community
                                                                                                          development

              HAH Appleton, Inc.                                       Corp.            WI                Community
                                                                                                          development

              HAH Berlin North River, Inc.                             Corp.            WI                Community
                                                                                                          development

              HAH Berlin WPL Inc.                                      Corp.            WI                Community
                                                                                                          development

              HAH Berlin Inc.                                          Corp.            WI                Community
                                                                                                          development

              HAH Columbus Whitney Inc.                                Corp.            WI                Community
                                                                                                          development

              HAH Columbus Inc.                                        Corp.            WI                Community
                                                                                                          development

              HAH DePere Inc.                                          Corp.            WI                Community
                                                                                                          development

              HAH Pardeeville Inc.                                     Corp.            WI                Community
                                                                                                          development

              HAH Pardeeville II Inc.                                  Corp.            WI                Community
                                                                                                          development

              HAH Holmen Inc.                                          Corp.            WI                Community
                                                                                                          development

              HAH Platteville Inc.                                     Corp.            WI                Community
                                                                                                          development

              HAH Plymouth Inc.                                        Corp.            WI                Community
                                                                                                          development

              HAH Port Edwards II Inc.                                 Corp.            WI                Community
                                                                                                          development

              HAH Port Edwards Inc.                                    Corp.            WI                Community
                                                                                                          development

              HAH Portage Inc.                                         Corp.            WI                Community
                                                                                                          development

              HAH Madison Mai Street Inc.                              Corp.            WI                Community
                                                                                                          development

              HAH Madison YWCA Inc.                                    Corp.            WI                Community
                                                                                                          development

              HAH Manitowoc Inc.                                       Corp.            WI                Community
                                                                                                          development

              HAH Marinette Inc.                                       Corp.            WI                Community
                                                                                                          development

              HAH Marshfield Inc.                                      Corp.            WI                Community
                                                                                                          development

              HAH Mayville Inc.                                        Corp.            WI                Community
                                                                                                          development

              HAH McFarland Inc.                                       Corp.            WI                Community
                                                                                                          development

              HAH Northland Inc.                                       Corp.            WI                Community
                                                                                                          development

              HAH Oregon  Inc.                                         Corp.            WI                Community
                                                                                                          development

              HAH Paddock Lake Inc.                                    Corp.            WI                Community
                                                                                                          development

              HAH Dells, Elroy, Hillsboro, Inc.                        Corp.            WI                Inactive

              HAH Fond du Lac, Eldorado Inc.                           Corp.            WI                Community
                                                                                                          development

              HAH Janesville Teffris Flat Inc.                         Corp.            WI                Community
                                                                                                          development


              HAH Kenosha Windsong Inc.                                Corp.            WI                Community
                                                                                                          development

              HAH Madison Fairwood Arms Inc.                           Corp.            WI                Community
                                                                                                          development

              HAH Prairie du Chien Inc.                                Corp.            WI                Community
                                                                                                          development

              HAH Prairie du Chien II Inc.                             Corp.            WI                Community
                                                                                                          development

              HAH Ripon Inc.                                           Corp.            WI                Community
                                                                                                          development

              HAH Sheboygan Balzer Inc.                                Corp.            WI                Community
                                                                                                          development

              HAH Sun Prairie Inc.                                     Corp.            WI                Community
                                                                                                          development

              HAH The Falconer Inc.                                    Corp.            WI                Community
                                                                                                          development

              Heartland Sherman Ave. Inc.                              Corp.            WI                Inactive

              HAH Reedsburg Inc.                                       Corp.            WI                Community
                                                                                                          development

              HAH Sheboygan Falls Inc.                                 Corp.            WI                Community
                                                                                                          development

              HAH Sheboygan Jung Inc.                                  Corp.            WI                Community
                                                                                                          development

              HAH Sheboygan Leverance Inc.                             Corp.            WI                Community
                                                                                                          development

              HAH Wausau Inc.                                          Corp.            WI                Community
                                                                                                          development

              HAH Verona Inc.                                          Corp.            WI                Community
                                                                                                          development

              Heartland Capital Management Inc.                        Corp.            WI                Guarantor

              Heartland Special Limited Inc.                           Corp.            WI                Investments

              Heartland McFarland WB Inc.                              Corp.            WI                Community
                                                                                                          development

              HAH Sheboygan Inc.                                       Corp.            WI                Community
                                                                                                          development

              Heartland Asset Management, Inc.                         Corp.            WI                Monitors and inspects
                                                                                                          properties

           Capital Square Financial Corporation                        Corp.            WI                Financing services

              Norlight                                                 General
                                                                       Partnership      WI                Inactive

           Heartland Energy Group, Inc.                                Corp.            WI                Holding company

              IEA-HES LLC                                              L.L.C.           IA                Gas Marketing
                                                                       (50% ownership)

           Heartland Energy Services, Inc. ("HES")                     Corp.            WI                Inactive company

              WPLH CT LLC                                              L.L.C.           WI                Investments

                    Cargill-Alliant LLC                                L.L.C.           IA                Commodity sales of
                                                                       (49% + ownership)                  energy resources

           IES Transportation Inc.                                     Corp.            IA                Holding company

              Cedar Rapids and Iowa City Railway Company               Corp.            IA                Shortline freight
                                                                                                          railway
                    Heartland Rail Corporation                         Corp.
                                                                       (CRANDIC
                                                                       owns 17.5%)      IA                Operates rail lines

                     IEI Barge Services Inc.                           Corp.
                                                                       (Transportation
                                                                       owns 75%)        IA                Barge terminal and
                                                                                                          hauling services

                     IES Transfer Services Inc.                        Corp.            IA                Operates storage
                                                                                                          facilities

                     Iowa Northern Railway                             Corp.            IA                Intermediary
                                                                       (Transportation                    Railway Company
                                                                       Has Non-Voting
                                                                       Interest)        IA


                  IES Energy Inc.                                      Corp.            IA                Holding company

                     Whiting Petroleum Corporation                     Corp.            DE                Produces crude oil

                          Whiting Programs, Inc.                       Corp.                              Inactive

                          WOK Acquisition Co.                          Corp.            OK                Inactive

                     Industrial Energy Applications Inc.               Corp.            IA                Commodities-based
                                                                                                          energy services

                          Energys Inc.                                 Corp.            WI                Propane air systems

                          IEA Delaware Inc.                            Corp.            DE                Limited Partner in
                                                                                                          Oakhill

                          Oakhill Pipeline LP                          L.P.             TX                Manages gas
                                                                                                          gathering system
                                                                                                          investment

                          IEA-HES LLC                                  L.L.C.           IA                Gas marketing
                          (50% ownership)


                          BFC Gas Co. LLC                              L.L.C.           IA                Methane production
                          (60% ownership)                                                                 from biomass

                     Ely, Inc.                                        Corp.
                                                                      (Energy owns
                                                                       69.4%))          IA                Inactive corporation

                  IES International Inc.                               Corp.            IA                Foreign
                                                                                                          Utility
                                                                                                          Company

                     IES New Zealand Ltd.                              Corp.            New
                                                                                        Zealand           Foreign Utility
                                                                                                          Company

                          PowerCo Limited                              Corp.            New
                                                                       (IESNZ           Zealand           Utility company
                                                                       holds less
                                                                       than 20%
                                                                       interest)

                          Central Power Limited                        Corp.            New
                                                                       (IESNZ           Zealand           Utility company
                                                                       holds less
                                                                       than 20%
                                                                       interest)

                          TransAlta New Zealand LTD.                   Corp.            New
                                                                       (IESNZ           Zealand           Inactive
                                                                       holds less
                                                                       than 20%
                                                                       interest)

                          Power New Zealand LTD.                       Corp.            New
                                                                       (IESNZ           Zealand           Inactive
                                                                       holds less
                                                                       than 20%
                                                                       interest)

                          Bay of Plenty Electric LTD                   Corp.            New
                                                                       (IESNZ           Zealand           Inactive
                                                                       holds less
                                                                       than 20%
                                                                       interest)

                          Enerco NZ LTD.                               Corp.            New
                                                                       (IESNZ           Zealand           Inactive
                                                                       holds less
                                                                       than 20%
                                                                       interest)

                                    Natural Gas Corp. Holdings LTD       Corp.            New
                                                                         (IESNZ           Zealand           Inactive
                                                                         holds less
                                                                         than 20%
                                                                         interest)

                                    WEL Energy Group                     Corp.            New
                                                                         (IESNZ           Zealand           Inactive
                                                                         holds less
                                                                         than 20%
                                                                         interest)

                           Interstate Energy Corporation PTE Ltd.        Corp.            Singapore         Foreign Utility
                                                                                                            Company

                                    JIES Heat and Power Ltd.             Joint Venture    People's
                                                                         (IECPTE          Republic of
                                                                         owns 50%)        China             Utility
                                                                                                            company

                                    TIES Heat and Power Ltd.             Joint Venture    People's          Utility
                                                                         (IECPTE          Republic of       Company
                                                                         owns 50%)        China

                           IES Brazil Inc.                               Corp.            IA                Foreign Utility
                                                                                                            Company

                                    Brazil West Energy Limitada          Corp.            Brazil            Inactive

                           Centelha S.A.                                 Corp.            Brazil            Inactive
                                                                         (50% IES Brazil,
                                                                         50% Inter-
                                                                         national)

                           IES Brazil Limitada                           Corp.            Brazil            Inactive

                           Grandelight Light Holding Co.                 Corp.            British Virgin    Holding
                                                                                          Islands           Company

                                    Peak Pacific Investments Co.         Corp.            Singapore         Energy
                                                                         (65% ownership)                    development

                  IES Investments Inc.                                   Corp.            IA                Holding
                                                                                                            company

                           2001 Development Corporation                  Corp.
                                                                         (Investments
                                                                         owns 54.6%)      IA                Real estate
                                                                                                            development

                                    2060 Partnership                   Partnership      IA                Real estate
                                                                                                          project

                                    2002 Development Corporation       Corp.            IA                Real estate
                                                                                                          project

                                    Center Place Limited Partners      Limited.         IA                Operates
                                                                       Partnership                        rental apartments

                                    3001 LLC                           L.L.C.           IA                Real Estate
                                                                       (50%)                              project

                                        Atlantic Sundown
                                          Apartments L.P.              Corp.            WI                Community
                                                                                                          development

                           Iowa Venture Capital Fund                   Limited.         IA                Venture
                                                                       Partnership                        capital fund

                           OSADA I Limited Partnership (MAHP)          Limited.         IA                Develops low
                                                                       Partnership                        income housing

                           Blairs Ferry Limited Partnership (MAHP)     Limited.         IA                Develops low
                                                                       Partnership                        income housing

                           IES Investco Inc.                           Corp.            IA                Holding
                                                                                                          company for
                                                                                                          commitments to
                                                                                                          DLJ Merchant
                                                                                                          Banking Fund,
                                                                                                          L.P.

                           McLeodUSA Incorporated                      Corp.                              Exempt
                                                                       (Investments owns                  telecommunications
                                                                       14%; IPC                           company
                                                                       owns less than 1%)DE

                           Village Lakeshares Inc.                     Corp.            IA                Holding
                                                                                                          company

                                 Village Lakeshares L.P.               L.P.             IA                Community
                                                                                                          development

                           Iowa Land and Building Company              Corp.            IA                Purchases


                                                                                                          undeveloped
                                                                                                          real property

                           Prairie Ridge Business Park                 Limited          IA                Real estate
                                                                       Liability                          holding
                                                                       Company                            company

                                    BUSINESS

5 (a) The general character of the business done by the registrant and its subsidiaries, separated as between the holding companies, public utility subsidiaries (as defined in the Act) and the various non-utility subsidiaries.


         Information regarding the general character of the business of IEC and its subsidiaries and information regarding the statistics relating to sales, purchases, operating revenues, and customers for IEC and its utility subsidiaries during the past five years can be found in the following documents, which are attached as Exhibits F-1, F-2, F-3, F-4, F-5, F-6, F-7, F-8, F-9 and F-10, respectively: Items 1 and 6 of the Annual Report of WPL Holdings, Inc. on Form 10-K for the period ending December 31, 1997; items 1 and 6 of the Annual Report of IES Industries Inc. on Form 10-K for the period ending December 31, 1997; items 1 and 6 of the Annual Report of IPC on Form 10-K for the period ending December 31, 1997; the Annual Report of Wisconsin Power and Light Company on Form 10-K for the period ending December 31, 1997; the Annual Report of IES Utilities Inc. on Form 10-K for the period ending December 31, 1997; the Annual Report to shareholders of Alliant Corporation for the period ending December 31, 1997; the Wisconsin Power and Light Company Proxy Statement distributed for the July 17, 1998 Annual Meeting of Shareholders; the Interstate Energy Corporation Proxy Statement distributed for the June 24, 1998 Annual Meeting of Shareholders; the Quarterly Report of Interstate Energy Corporation (WPL Holdings, Inc.) on Form 10-Q for the period ending March 31, 1998; the Quarterly Report for Interstate Energy Corporation (the combined entities) on Form 10-Q for the period ended June 30, 1998; the Quarterly Report of Wisconsin Power & Light Company on Form 10-Q for the period ending March 31, 1998; and the Quarterly Report of IES Utilities Inc. on Form 10-Q for the period ended March 31, 1998.


         (b) Any substantial changes which may have occurred in the general character of the business of such companies during the preceding five years.

                       OMITTED BY PERMISSION OF THE STAFF

                                    PROPERTY

6. Describe briefly the general character and location of the principal plants, properties and other important physical units of the registrant and its subsidiaries, showing separately (a) public utility and (b) other properties. If any principal plant or important unit is not held in fee, so state and describe how held.

         See Item 2 of the Annual Reports of WPLH, IESI and IPC, respectively, on Form 10-K, for the period ending December 31, 1997, which are attached hereto as Exhibits F-1, F-2, and F-3, respectively.

                             INTERSTATE TRANSACTIONS

7. For each public utility company in the holding company system of the registrant which is engaged in the transmission of electric energy or gas in interstate commerce, furnish the following information for the last calendar year:

                                                                       Electric Energy           Gas
                                                                       kWh                       Mef

Total Annual Sales

-----------------------------------------------------------------------------------------------------
Interstate Transactions
-----------------------------------------------------------------------------------------------------
Name of State
delivered out of State
Received from Out of State
-----------------------------------------------------------------------------------------------------


          WP&L, IESU, IPC and South Beloit have on file with FERC their 1997 FERC Form 1's, which include information related to the transmission of electric energy. These reports have also been provided as Exhibits G-1, G-2, G-3 and G-4, respectively.



     WP&L, IES and IPC do not own and operate facilities for the transmission of gas in interstate commerce. They do purchase gas transportation and storage services for their retail customers from regulated interstate pipeline suppliers. IESU and IPC each has on file with FERC its 1997 Form 2, which includes information related to its natural gas business. These forms are included as Exhibits G-5 and G-6, respectively.



                             SECURITIES OUTSTANDING

8. Submit the following information concerning the registrant and each subsidiary thereof as of the latest available date:

                                   FUNDED DEBT

         (a) For each issue or series of funded debt, including funded debt secured by liens on property owned, whether or not such debt has been assumed:
(Do not include here any contingent liabilities reported under paragraph 8(c)).

                              As of March 31, 1998

         BY PERMISSION OF THE STAFF, COLUMNS E THROUGH I HAVE BEEN OMITTED.

        COL. A                 COL. B                                                           COL. C                 COL. D
                                                                                                AMOUNT             AMOUNT ISSUED
                                                                                               AUTHORIZED            LESS RETIRED
   NAME OF OBLIGOR         TITLE OF ISSUE                                                    ($'s in 000's)         ($'s in 000's)
         WPL               First Mortgage Bonds                                                 $25,000                 $8,899
                           Series L, 6.25%
                           Due 8/1/1998
                           Secured

         WPL               First Mortgage Bonds                                                  50,000                 27,000
                           1990 Series V, 9.3%
                           Due 12/1/2025
                           Secured

         WPL               First Mortgage Bonds                                                  90,000                 90,000
                           1992 Series W, 8.6%
                           Due 3/15/2027
                           Secured

         WPL               First Mortgage Bonds                                                  62,000                 62,000
                           1992 Series X, 7.75%
                           Due 6/1/2004
                           Secured

         WPL               First Mortgage Bonds                                                  72,000                 72,000
                           1992 Series Y, 7.6%
                           Due 7/1/2005
                           Secured

         WPL               First Mortgage Bonds                                                   8,500                  8,500
                           1984 Series A, variable rate
                           Due 8/1/2014
                           Secured

         WPL               First Mortgage Bonds                                                  15,500                 14,600
                           1988 Series A, variable rate
                           Due 8/1/2015
                           Secured

         WPL               First Mortgage Bonds                                                  16,000                 16,000
                           1991 Series A, variable rate
                           Due 9/1/2015
                           Secured

         WPL               First Mortgage Bonds                                                  16,000                 16,000
                           1991 Series B, variable rate
                           Due 9/1/2005
                           Secured

         WPL               First Mortgage Bonds                                                   1,000                  1,000
                           1991 Series C, variable rate
                           Due 10/1/2000
                           Secured

         WPL               First Mortgage Bonds                                                     875                    875
                           1991 Series D, variable rate
                           Due 10/1/2000
                           Secured

         WPL               Debentures                                                           105,000                105,000
                           7.00%
                           Due 6/15/2007
                           Unsecured

         WPL               Firstar Trust Co.
                           Due 5/13/98, 5.53%                                                     6,000                  6,000

         WPL               Commercial Paper:
                           Due 4/7/98, 5.62%                                                      8,000                  8,000
                           Due 4/13/98, 5.58%                                                     9,500                  9,500
                           Due 4/20/98, 5.56%                                                     9,000                  9,000
                           Due 4/20/98, 5.59%                                                     6,000                  6,000


         IPC               First Mortgage Bonds                                                  25,000                 25,000
                           8.00% Series
                           Due 2/15/2007
                           Secured

         IPC               First Mortgage Bonds                                                  25,000                 25,000
                           8.625% Series
                           Due 9/15/2021
                           Secured

         IPC               First Mortgage Bonds                                                  94,000                 94,000
                           7.625% Series
                           Due 5/15/2023

         IPC               Pollution Control Revenue Bonds                                          900                    900
                           Clinton-1973, 5.95%
                           Due 12/1/1998
                           Secured

         IPC               Pollution Control Revenue Bonds                                        4,400                  2,650
                           Dubuque-1973, 5.95%
                           Due 12/1/1998

         IPC               Pollution Control Revenue Bonds                                        3,700                  2,300
                           Lansing-1973, 5.95%
                           Due 12/1/1998
                           Secured

         IPC               Pollution Control Revenue Bonds                                        3,400                  3,250
                           Sherburn (Fox Lake)-1977, 6.375%
                           Due serially, $150,000 each year from 4/1/1998 to
                           4/1/2006, final payment of $2,050,000 on 4/1/2007
                           Secured


         IPC               Pollution Control Revenue Bonds                                        8,000                  7,700
                           Salix (Neal 4)-1977, 6.375%
                           Due serially, $300,000 each year from 4/1/1998 to
                           4/1/2006, final payment of $5,300,000 on 4/1/2007
                           Secured

         IPC               Pollution Control Revenue Bonds                                        1,000                  1,000
                           Lansing B-1994, 5.75%
                           Due 6/1/2003
                           Secured

         IPC               Pollution Control Revenue Bonds                                        1,000                  1,000
                           Clinton B-1994, 6.25%
                           Due 4/1/2009
                           Secured

         IPC               Pollution Control Revenue Bonds                                        5,600                  5,600
                           Lansing A-1994, 6.30%
                           Due 5/1/2010
                           Secured

         IPC               Pollution Control Revenue Bonds                                        5,650                  5,650
                           Clinton A-1994, 6.35%
                           Due 12/1/2012
                           Secured

         IPC               Commercial Paper                                                   3,650,000              3,650,000
                           Maturity Date 4/9/98
                           Interest Rate 5.57%

         IPC               Commercial Paper                                                   6,350,000              6,350,000
                           Maturity Date 4/9/98
                           Interest Rate 5.57%

         IPC               Commercial Paper                                                     284,000                284,000
                           Maturity Date 4/6/98
                           Interest Rate 5.63%

         IPC               Commercial Paper                                                     516,000                516,000
                           Maturity Date 4/6/98
                           Interest Rate 5.63%

         IPC               Commercial Paper                                                   1,000,000              1,000,000
                           Maturity Date 4/6/98
                           Interest Rate 5.59%

         IES               Collateral Trust Bonds                                                50,000                 50,000
                           7.65% Series
                           Due 3/28/2000
                           Secured

         IES               Collateral Trust Bonds                                                60,000                 60,000
                           7.25% Series
                           Due 10/1/2006
                           Secured

         IES               Collateral Trust Bonds                                                55,000                 55,000
                           6.875% Series
                           Due 5/1/2007
                           Secured

         IES               Collateral Trust Bonds                                                50,000                 50,000
                           6.00% Series
                           Due 10/1/2008
                           Secured


         IES               Collateral Trust Bonds                                                50,000                 50,000
                           7.00% Series
                           Due 10/1/2023
                           Secured

         IES               Collateral Trust Bonds                                                19,400                 19,400
                           5.50% Series
                           Due 11/1/2023
                           Secured

         IES               First Mortgage Bonds                                                  60,000                 60,000
                           Series Y, 8.625%
                           Due 5/15/2001
                           Secured

         IES               First Mortgage Bonds                                                  50,000                 50,000
                           Series Z, 7.60%
                           Due 3/1/1999
                           Secured

         IES               First Mortgage Bonds                                                  21,000                 21,000
                           9.125% Series
                           Due 7/1/2001
                           Secured

         IES               First Mortgage Bonds                                                  30,000                 30,000
                           7.25% Series
                           Due 9/1/2007
                           Secured

         IES               Pollution Control Obligations                                          6,160                  3,276
                           5.75%
                           Due serially $140,000 on 6/1/1998 and 6/1/1999,
                           $196,000 on 6/1/2000, $560,000 on 6/1/2001 and
                           6/1/2002, $1,680,000 on 6/1/2003
                           Secured

         IES               Pollution Control Obligations                                         10,000                 10,000
                           5.95%
                           Due serially $500,000 each year from 2/1/2000 to
                           2/1/2003, $1,000,000 on 2/1/2004, $2,000,000 on
                           2/1/2005 and 2/1/2006, $3,000,000 on 2/1/2007
                           Secured

         IES               Pollution Control Revenue Refunding Bonds                              2,400                  2,400
                           1991 Series-Cedar Rapids, variable rate
                           Due 11/1/2003
                           Secured

         IES               Pollution Control Revenue Refunding Bonds                              5,300                  5,300
                           1991 Series-Chillicothe, variable rate
                           Due 11/1/2010
                           Secured

         IES               Pollution Control Revenue Refunding Bonds                              2,400                  2,400
                           1992 Series A, variable rate
                           Due 3/1/2010
                           Secured

         IES               Pollution Control Revenue Refunding Bonds                              1,000                  1,000
                           1992 Series B, variable rate
                           Due 3/1/2000
                           Secured

         IES               Subordinated Deferrable Interest Debentures                           50,000                 50,000
                           7.875%
                           Due 12/31/2025
                           Unsecured


         IES               Senior Debentures                                                    135,000                135,000
                           Series A, 6.625%
                           Due 8/1/2009
                           Unsecured

         WPLH              Short-term debt                                                       38,000                 38,000
                           5.53%
                           Due on demand

                                  CAPITAL STOCK

         (b) For each class of capital stock including certificates of beneficial interest give information both in number of shares and in dollar amounts: (Do not include here any warrants, options or other securities reported under paragraph 8(d)).

                              As of March 31, 1998

       BY PERMISSION OF THE STAFF, COLUMNS G THROUGH J HAVE BEEN OMITTED.




Subsidiary:
                                                      C               D            E             F
                                                     ---             ---          ---           ---
    A                            B                  Amount                       Add'l          Amt
   ---                          ---               Authorized       Amount        Amt           Issued
Name of Issuer             Title of Issue         by Charter      Reserved     Unissued       or Sold
                                                                                              (C-D-E)


WPL Holdings,              common, $0.01 par       100,000,000    12,500,000                  30,788,593
Inc.

Wisconsin                    common, $5 par        18,000,000                                 13,236,601
Power and Light
Company
                            4.50% cum pref,         3,750,000                                     99,970
                                $100 par                total
                                                    preferred
                            4.80% cum pref,                                                       74,912
                                $100 par
                            4.96% cum pref,                                                       64,979
                                $100 par
                            4.40% cum pref,                                                       29,957
                                $100 par
                            4.76% cum pref,                                                       29,947
                                $100 par
                            6.20% cum pref,                                                      150,000
                                $100 par
                          6.50% cum pref, no                                                     599,460
                                par-$25
                              stated value
South Beloit Water,         common, $100 par           50,000                                     24,400
Gas and Electric
Company

    A                            B                      C              D           E              F
   ---                          ---                    ---            ---         ---            ---
Interstate                 common, $3.50 par       30,000,000                                 9,763,413
Power
Company                    4.36% cum pref,           2,000,000                                   60,455
                               $50 par                   total
                                                     preferred
                           4.68% cum pref,                                                       55,926
                               $50 par
                           7.76% cum pref,                                                      100,000
                               $50 par
                           6.40% cum pref,                                                      545,000
                               $50 par
                           cum preference,                                                            -
                                $1 par

IPC
Development                $100 par                    100,000                                    7,550

Interstate                 $.01 par                      9,000                                      100
Power Co.
of WI

IES                          common, no par        48,000,000     1,132,890                  30,671,499
Industries
Inc.
                            cum pref, no par        5,000,000                                         -

IES Utilities              common, $2.50 par       24,000,000                                13,370,788
Inc.

                           4.8% cum pref,             146,406                                   146,406
                               $50 par
                           4.3% cum pref,             120,000                                   120,000
                               $50 par
                           cum pref, $50 par          100,000                                         -
                            cum preference,           700,000                                         -
                                $100 par
                           6.1% cum pref,             100,000                                   100,000
                               $50 par

IES Ventures Inc.           common, no par         1,000,000                                     1,000

IES Midland Development     common, no par         1,000,000                                     1,000
Inc.

Unitrain Services (33%)

Envirogas L.P. (50%)

Alliant Services            common, $.01 par              100                                      100
Company

     A                              B                   C              D            E           F
    ---                            ---                 ---            ---          ---         ---

AMW                         common, $.01 par          750                                       100
Acquisition
Co.

Norlight
Limited
Partnership

Entra                        common, no par           100,000                                 1,000
Technologies
Co.

Marshfield
Tower Hall
Apts LP
(99%)

      A                        B                       C                D             E             F
     ---                      ---                     ---              ---           ---           ---
HES,Inc.(Heartland        common, no par                2,800                                        700
Energy
Services,
Inc.)

WPLH CT LLC
(16.7%-AGS Inc.
83.3%-HPI)

Cargill-IEC
LLC (50%)

ENSERV, Inc.             common, no par                 2,800                                         10
(now Energys Inc.)

Heartland
Development
Corporation              common, no par                 2,800                                        100

IES Diversified          common, no par             1,000,000                                      1,000


IES Energy               common, no par             1,000,000                                      1,000
Inc.

Whiting                  common $1.00 par               1,000                                      1,000
Petroleum                common $0.10 par             100,000                                      1,000

Whiting                  common $0.10 par               1,000                                        100
Programs,
Inc.

WOK
Acquisition              $1.00 par common                1,000                                      1,000
Co.
(Whiting
Oklahoma)

    A                               B                   C              D              E            F
   ---                             ---                 ---            ---            ---          ---
Ely, Inc.                      Ordinary            10,000,000                                    500,000
(69.4%)                        P Series A        2,800,000.00                                  2,800,000
                               P Series B        5,700,000.00                                  3,645,875

Industrial                  common, $10 par         1,000,000                                    100,000
Energy
Applications,
Inc.

IEA-HES
LLC (100%)*

BFC Gas Co
LLC (60%)

IEA                         $0.01 par common            1,000                                          1
Delaware
Inc.

Rusk Co.
Pipeline(Oakhill)
JV(99%)

IES                          common, no par         1,000,000                                      1,000
Transportation
Inc.

IEI Barge                   common, $100 par              500                                        314
Services,
Inc.

IES Transfer                 common, no par         1,000,000                                      1,000
Services Inc.

CRANDIC                      common, no par             1,000                                      1,000

Heartland                    common, $1 par            13,000                                     11,409
Rail Corp.
(17.5%)

IES                          common, no par         1,000,000                                      1,000
Investments

Village                    common, $10.00 par          10,000                                         10
Lakeshares,
Inc.

Village
Lakeshares
LP(32.882%)

Village
Lakeshares
LP(67.1187%)

Iowa Land                   common, $100 par            2,500                                      2,000
and Bldg
Co.

Prairie
Ridge
Business
Park LP
(70%)                       common, $.01 par      250,000,000                                 62,494,739

McLeodUSA
Inc.                        ----------------           ------                                 (14.4%-DEC
                                                                                               ownership)



* Generally, there are no capital stocks accompanying the L.L.C. or LP structures.

 A                         B                      C               D            E            F
---                       ---                    ---             ---          ---          ---
Center Place
LP (28.6%)

Blairs
Ferry LP
(MAHP)
(89.2%)

IES Investco Inc.            common, no par         1,000,000                                      1,000

OSADA I
LP(MAHP)(81.8%)

2001 Devel                   common, $10 par        10,000,000                                 1,512,374
Corp(54.55%)

2002 Devel                   common, $10 par        10,000,000                                     1
Corp

2060
Partnership
LP(80%)

Center
Place Ltd
Partners(35.7%)

3001
LLC(50%)

Atlantic
Sundance Apt
LP

IES                          common, no par         1,000,000                                      1,000
International
Inc.
                          7 7/8% pref, $50 par      1,000,000
IES Brazil
Limitada(Brazil            1 real quotas               49,999                                     49,999
Co)

Centelha S.A.             par value 1 real
                              quotas                    1,000                                      1,000
Brazil West Energy
  Limitada                par value 1 real
                              quotas                    1,000                                      1,000
Interstate                   common                   100,000                                          2
Energy Corp.
PTE
Ltd(Sing
Co)                           ordinary
                            $1.00 par (one                100                                        100
                           Singapore dollar)

 A                         B                      C                D            E               F
---                       ---                    ---              ---          ---             ---
Jiaxing
JIES
Power&Heat
Co.
Ltd(50%)

TIES Power
& Heat Co.
Ltd. (50%)

IES                          common, no par         1,000,000                                      1,000
Brazil
(US
Co)

Grandelight                 common, $0.01 par        100,000                                    100,000
Holding
Ltd.(BUI)











         A                          B                          C             D               E           F
       -----                      -----                      -----         -----           -----       -----
Capital Square Financial     common, $0.10 par/share     10,000                                           100
Corp

RMT of Ohio (48%)            common, no par                 100                                            48


RMT of Michigan, Inc.        common, (par value not         100                                           100
                             indicated)

Quality Environ Systems,     common, no par                 100                                           100
Inc.

RMT International, Inc.      common, (par value not       1,000                                         1,000
                             indicated)

RMT Consulting Engineers,    common, no par                 200                                             4
P.C.


REAC                         common, no par               2,800                                           100

        A                      B                              C                          D               E             F
      -----                  -----                          -----                      -----           -----         -----

WI River Power Co. (33.3%)   common, $100 par/share                95,000                                           93,000

WI Valley Improvement Co.    common, $10 par/share                400,000                                          155,100
(12%)


Heartland Environmental      common, $1 par/share              45,000,000                                        1,985,746
Holding Company

                             preferred, $1 par/share            5,000,000                                                0


RMT of North Carolina        common, no par                         1,000                                            1,000

Jones & Neuse, Inc.          common, $0.01 par/share                1,000                                            1,000

HEG, Inc. (Heartland         common, $0.01 par                      9,000                                            1,000
Energy Group, Inc.)

Heartland Rail Corporation   common, $1 par/share                  13,000                                           11,428
(17.5%)

ATLANTIC SUNDANCE
APARTMENTS LP (49.995%)


        A                                     B                                   C             D         E         F
      -----                                 -----                               -----         -----     -----     -----
Powerco Ltd. (9.82%)



Central Power Ltd.  (9.8%)




IES New Zealand Ltd.                  ordinary                                                                     24,858,503






TransAlta New Zealand Ltd.             ordinary, no par                        246,981,966                                  1
Power New Zealand                      ordinary, no par                        151,470,220                                  1
Bay of Plenty Electricity Ltd.         ordinary, no par                         19,991,947                                  1
EnerCo NZ Ltd.                         ordinary, no par                         84,965,205                                  1
Natural Gas Corporation Holding Ltd.   ordinary, no par                         42,000,000                                  1
WEL Energy Group                       ordinary, NZ$0.01                        18,000,000                                500

Peak Pacific Investment Company Pte.   ordinary, US$1 par/share                                                           249

Ltd. (PPIC)

                                       Non-voting preference A shares, US$1    208,324,249                          4,249,249
                                       par/share


                                       Voting preference A shares, US$1                                                   751
                                       par/share


                                       Non-voting preference B shares, US$1     41,674,75                             849,751
                                       par/share



                 A                                B*          C             D             E               F
                                              PAR VALUE   AUTHORIZED
-------------------------------------------   ---------    ---------    ---------    ------------    -----------

Heartland Asset Management, Inc.              $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

Heartland Properties, Inc.                       No Par        2,800                                         100
-------------------------------------------   ---------    ---------                                      ------

HAH-Antigo, Inc.                              $     .10       10,000                                          10

-------------------------------------------   ---------    ---------                                      ------


*All common stock on this page.

                    A                             B*           C              D              E               F
-------------------------------------------   ---------    ----------   -------------   -----------    -------------
HAH-Antigo Depot, Inc.
                                              $     .10       10,000                                          10
-------------------------------------------   ---------    ---------    ------------                      ------

HAH-Appleton, Inc.                            $       1       10,000                                           1
-------------------------------------------   ---------    ---------    ------------                      ------

HAH-Appleton Phase II, Inc.                   $     .10       10,000
                                                                                                              10
----------------------------------------------------------------------------------------           -------------

HAH-Berlin, Inc.                              $       1       56,000                                           1
-------------------------------------------   ---------    ---------    ------------                      ------

HAH-Berlin North River, Inc.                  $     .10       10,000
                                                                                                              10
-------------------------------------------   ---------    ---------    ------------                      ------

HAH-Berlin WPL, Inc.                          $     .10       10,000
                                                                                                              10
-------------------------------------------   ---------    ---------    ------------                      ------

HAH-Columbus, Inc.                            $     .10       10,000
                                                                                                              10
-------------------------------------------   ---------    ---------    ------------                      ------

HAH-Columbus Whitney, Inc.                    $     .10       10,000
                                                                                                              10
----------------------------------------------------------------------------------------           -------------

HAH-De Pere, Inc.                             $     .10       10,000
                                                                                                              10
-------------------------------------------   ---------    ---------    ------------                      ------

HAH-Dells, Elroy, Hillsboro, Inc.             $       1       10,000                                           1
----------------------------------------------------------------------------------------           -------------

HAH-The Falconer, Inc.                        $       1       56,000                                           1
-------------------------------------------   ---------    ---------    ------------                      ------

HAH-Fond du Lac Eldorado, Inc.                $     .10       10,000
                                                                                                              10
-------------------------------------------   ---------    ---------    ------------                      ------

HAH-Holmen, Inc.                              $     .10       10,000                                          10
----------------------------------------------------------------------------------------           -------------

HAH-Janesville Jeffris Flats, Inc.            $       1       10,000                                           1
-------------------------------------------   ---------    ---------    ------------                      ------

*All are common stock on this page.

                A                                B*           C                D               E             F
               ---                              ---          ---              ---             ---           ---
                                                           AUTHORIZED
-------------------------------------------   ---------    ----------

HAH-Kenosha Windsong, Inc.                    $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Madison Fairwood Arms, Inc.               $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Madison Main Street, Inc.                 $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Madison YWCA, Inc.                        $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

HAH-Manitowoc, Inc.                           $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Marinette, Inc.                           $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Marshfield, Inc.                          $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Marshfield Tower Hall, Inc.
-------------------------------------------   ---------    ---------                                      ------

HAH-Marshfield Tower Hall II, Inc.            $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

HAH-Mayville, Inc.                            $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-McFarland, Inc.                           $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Merrill, Inc.
-------------------------------------------   ---------    ---------                                      ------

HAH-Minnesota, Inc.
-------------------------------------------   ---------    ---------                                      ------

HAH-Northland, Inc.                           $       1       56,000                                           1
-------------------------------------------   ---------    ---------                                      ------

HAH-Oshkosh, Inc.
-------------------------------------------   ---------    ---------                                      ------

HAH-Oregon, Inc.                              $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Paddock Lake, Inc.                        $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Pardeeville, Inc.                         $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

* All are common stock on this page.

               A                                  B*           C             D               E               F
              ---                                ---          ---           ---             ---             ---
-------------------------------------------   ---------    ----------   -------------   -----------    -------------

HAH-Pardeeville II, Inc.                      $       1      10,000                                            1
-------------------------------------------   ---------    ---------                                      ------

HAH-Platteville, Inc.                         $     .10      10,000                                           10
-------------------------------------------   ---------    ---------                                      ------

HAH-Plymouth, Inc.                            $       1      56,000                                            1
-------------------------------------------   ---------    ---------                                      ------

HAH-Port Edwards I, Inc.                      $       1      10,000                                            1
-------------------------------------------   ---------    ---------                                      ------

HAH-Port Edwards II, Inc.                     $       1      10,000                                            1
-------------------------------------------   ---------    ---------                                      ------

HAH-Portage, Inc.                             $     .10      10,000                                           10
-------------------------------------------   ---------    ---------                                      ------

HAH-Prairie du Chien, Inc.                    $       1      56,000                                            1
-------------------------------------------   ---------    ---------                                      ------

HAH-Prairie du Chien II, Inc.                 $     .10      10,000                                           10
-------------------------------------------   ---------    ---------                                      ------

HAH-Reedsburg, Inc.                           $     .10      10,000                                           10
-------------------------------------------   ---------    ---------                                      ------

HAH-Ripon, Inc.                               $     .10      10,000                                           10
-------------------------------------------   ---------    ---------                                      ------

HAH-Sheboygan, Inc.                           $     .10      10,000                                           10
-------------------------------------------   ---------    ---------                                      ------

HAH-Sheboygan Balzer, Inc.                    $     .10      10,000                                           10
-------------------------------------------   ---------    ---------                                      ------

HAH-Sheboygan Falls, Inc.                     $       1      56,000                                            1
-------------------------------------------   ---------    ---------                                      ------

HAH-Sheboygan Jung, Inc.                      $     .10      10,000                                           10
-------------------------------------------   ---------    ---------                                      ------

HAH-Sheboygan Leverenz, Inc.                  $     .10      10,000                                           10
-------------------------------------------   ---------    ---------                                      ------

HAH-Sun Prairie, Inc.                         $     .10      10,000                                           10
-------------------------------------------   ---------    ---------                                      ------


                                       37
* All are common stock on this page.

                A                                 B*           C             D              E                F
               ---                               ---          ---           ---            ---              ---
HAH-Verona, Inc.                              $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Waupun, Inc.
-------------------------------------------   ---------    ---------                                      ------

HAH-Wausau, Inc.                              $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

HAH-Wausau City Walk, Inc.
-------------------------------------------   ---------    ---------                                      ------

Heartland-Beech Grove, Inc.                   $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Capital Management Inc.             $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland-DeKoven, Inc.                       $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Direct Development, Inc.            $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

Heartland Equity Management, Inc.             $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

Heartland Fund I, Inc.                        $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

Heartland Fund I-Cudahy III, Inc.             $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Fund I-Delavan, Inc.                $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Fund I-Eau Claire Oakwood, Inc.     $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Fund I - Grand Chute, Inc.          $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Fund I-Riverplace, Inc.             $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Fund I-Sussex, Inc.                 $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Fund I-Waunakee, Inc.               $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

*All are common stock on this page.

                    A                              B*           C              D              E              F
-------------------------------------------   ---------    ----------   -------------   -----------    -------------

Heartland Fund IV-Beloit Burton, Inc.         $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Fund IV-Racine Wilmanor, Inc.       $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Fund Management, Inc.               $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland-Lake Oaks, Inc.                     $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Lake Oaks I, Inc.                   $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland-Landings, Inc.                      $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland-McFarland WB, Inc.                  $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland-Pheasant Glen, Inc.                 $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland-Sherman Avenue, Inc.                $     .10       10,000                                          10
-------------------------------------------   ---------    ---------                                      ------

Heartland Special Limited, Inc.               $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland-Timber Trails, Inc.                 $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------

Heartland Water Tower, Inc.                   $       1       10,000                                           1
-------------------------------------------   ---------    ---------                                      ------


*All are common stock on this page.

                             CONTINGENT LIABILITIES

         (c) A brief outline of the nature and amount of each contingent liability on account of endorsement or other guarantees of any securities.

         Information about the nature and amount of each contingent liability of IEC and its subsidiaries can be found in the following documents, which are attached here to as Exhibits F-1, F-2 and F-3, respectively: Note 11 to Item 8 of the Annual Report of WPLH on Form 10-K for the period ending December 31, 1997 (File No. 1-9894); Note 13 to Item 8 of the Annual Report of IESI on Form 10-K for the period ending December 31, 1997 (File No. 1-9187); and Note 9 to Item 8 of the Annual Report of IPC on Form 1-K for the period ending December 31, 1997 (File No. 2-3632).

                                OTHER SECURITIES

         (d) A statement of the amount of warrants, rights or options and of any class of securities of the registrant and subsidiary companies not elsewhere herein described which is outstanding and/or authorized. A brief description of the provisions thereof should be included. Information need not be set forth under this item as to notes, drafts, bills of exchange or bankers' acceptances which mature within nine months.

         Information with respect to IEC's Long Term Equity Incentive Plan includes the following:

         (i) Interstate Energy Corporation Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to Interstate Energy Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).



         (ii) Rights Agreement, dated February 22, 1989, between Interstate Energy Corporation (f/k/a WPL Holdings, Inc.) and Morgan Shareholder Services Trust Company (incorporated by reference to Exhibit 4 to Interstate Energy Corporation's Current Report on Form 8-K, dated February 27, 1989).



         (iii) Interstate Energy Corporation Shareowner Direct Plan (incorporated by reference to Interstate Energy Corporation's Registration Statement on Form S-3 (Registration No. 333-26627)).






         (iv) Interstate Energy Corporation 401(k) Savings Plan (incorporated by reference to Exhibit 4.1 to Interstate Energy Corporation's Registration Statement on Form S-8 (Registration No. 333-46735)).


                        INVESTMENTS IN SYSTEM SECURITIES

9. Give a tabulation showing the principal amount, par or stated value, the cost to the system company originally acquiring such security, and the number of shares or units, of each security described under Item 8 that is held by the registrant and by each subsidiary company thereof as the record (or beneficial) owner, and the amounts at which the same are carried on the books of each such owner. This information should be given as of the same date as the information furnished in answer to Item 8.


                              As of March 31, 1998

INTERSTATE ENERGY CORPORATION*

The following identifies the carrying values (interpreted as the investment balances) of subsidiaries at March 31, 1998:



IES INDUSTRIES INC.                                          Carrying value  Ownership
                                                                             Percentage
                                                             --------------  --------------------

        IES Utilities Inc.                                   543,115,837     100%
        IES Diversified Inc.                                 106,647,317     100%

WPL HOLDINGS INC.
        Wisconsin Power and Light Company                    587,923,389     100%
        Heartland Development Corporation                     51,593,702     100%

INTERSTATE POWER COMPANY
        IPC Development                                        2,163,233     100%
        Interstate Power Company of Wisconsin                                100%

IES UTILITIES INC.
        IES Ventures Inc.                                        308,466     100%
        Unitrain Services                                         20,623      33%
        EnviroGas LP                                              15,039      50%

IES VENTURES INC.
        IES Midland Development Inc.                           4,859,412     100%


IES DIVERSIFIED INC.
        IES Energy Inc.                                      55,396,040      100%
        IES Transportation Inc.                              12,518,903      100%
        IES Investments Inc.                                 47,093,612      100%
        IES International Inc.                               (3,297,247)     100%

HEARTLAND DEVELOPMENT CORPORATION
        Capital Square Financial Corporation                 7,932,193       100%
        Heartland Environmental Holding Company              15,456,915      100%



* For information regarding the principal amount, the par or stated value and the number of shares or units, please refer to listings in the previous section 8(b), "Capital Stock," of this Form.


        Heartland Energy Group, Inc.                         (2,244,818)     100%
        Heartland Energy Services, Inc.                      (4,580,963)     100%
        ENSERV, Inc.                                         373,373         100%
        Heartland Properties, Inc.                           37,469,696      100%

IES TRANSPORTATION INC.
        IEI Barge Services Inc.                              2,013,441       75%
        IES Transfer Services Inc.                           241,233         100%
        Cedar Rapids and Iowa City Railway Company           10,097,404      100%
        Heartland Rail Corporation                           -               18%

IES ENERGY INC.
        Whiting Petroleum Corporation                        42,559,680      100%
        Ely, Inc.                                            92,764          69%
        Industrial Energy Applications Inc.                  11,907,613      100%

INDUSTRIAL ENERGY APPLICATIONS, INC.
        IEA-HES LLC                                          1,808,476       50%
        BFC Gas Co. LLC                                      3,538,091       51%
        IEA Delaware Inc.                                    9,190,993       100%

IEA DELAWARE INC.
        Rusk Co. Pipeline Joint Venture                      9,190,993       99%

IES INVESTMENTS INC.
        Village Lakeshares Inc.                              3,569,276       100%
        Iowa Land and Building Company                       3,143,755       100%
        Prairie Ridge Business Park, L.P.                    740,606         70%
        Center Place Limited Partnership                     26,626          29%
        IES Investco Inc.                                    549,357         100%
        2001 Development Corporation                         3,860,858       55%
        Blairs Ferry Limited Partnership                     434,235         89%
        OSADA I Limited Partnership                          1,540,250       82%
        Iowa Venture Capital Fund                            67,953          N/A
        Atlantic Sundance Apartments, L.P.                   957,458         N/A
        McLeodUSA, Inc.                                      431,934,442     14%

2001 DEVELOPMENT CORPORATION
        2002 Development Corporation                         93,676          100%
        2060 Limited Partnership                             1,779,705       80%
        Center Place Limited Partnership                     170,004         36%


        3001 LLC.                                            1,909,699       50%
                                                             2,043,385

IES INTERNATIONAL INC.
        Interstate Energy Corporation PTE Ltd.               22,959,427      100%
        IES New Zealand Ltd.                                 21,507,765      100%
        IES Brazil Limitada                                  -               100%
        IES Brazil                                           -               100%
        Centelha S.A.                                                        100%
        Brazil West Energy Limitada                                          100%
        Grandlight Holding Ltd.                               4,241,071      100%

IEC PTE LTD.
        Jiaxing JIES Power & Heat Co., Ltd.                  12,508,773      50%
        Tongxiang TIES Power & Heat Co., Ltd.                7,274,278       50%


IES NEW ZEALAND LTD.
        Powerco Limited                                      15,261,468      9%
        Central Power Limited                                7,794,423       10%
        TransAlta New Zealand Ltd.                           1,153           0%
        Power New Zealand                                    3,616           0%
        Bay of Plenty Elec. Ltd.                             4,180           0%
        EnerCo NZ Ltd.                                       3,443           0%
        Natural Gas Corp. Holdings Ltd.                      1,382           0%
        WEL Energy Group                                     3,968           0%


GRANDELIGHT HOLDING COMPANY
        Peak Pacific IC                                      4,241,071       65%


CAPITAL SQUARE FINANCIAL CORPORATION


        Norlight Limited Partnership                            50,000       33%


HEARTLAND PROPERTIES, INC.

        WPLH Commodities Trading LLC.                        4,406,064       83%
        Marshfield Tower Hall Apartments, L.P.               11,086          1%
        Numerous low-income housing projects

HEARTLAND ENVIRONMENTAL HOLDING COMPANY

        RMT, Inc.                                                            100%
        Entra Technologies Co.                                               100%

RMT, INC.
        RMT of Ohio                                                           48%
        RMT of North Carolina, Inc.                                          100%
        RMT of Michigan, Inc.                                                100%
        Jones & Neuse, Inc.                                                  100%
        Quality Environmental Systems, Inc.                                  100%
        RMT International Inc.                                               100%
        Marshfield Tower Hall Apartments, L.P.                                99%
                                                             =========
                                                             1,097,513

HEARTLAND ENERGY GROUP, INC.
        IEA-HES LLC.                                         1,808,476       50%

HEARTLAND ENERGY SERVICES, INC.
        WPLH Commodities Trading LLC.                        (74,853)        17%

WPLH COMMODITIES TRADING LLC.
        Cargill-IEC LLC                                      4,352,770       50%

                                                                                     Number of
WISCONSON POWER AND LIGHT                   Ownership   Par Value   Original Cost     Shares     Carrying Value
INVESTMENTS AS OF MARCH 31, 1998            Interest    per Share   of Investment      Held      as of 3/31/98
                                            --------    ---------   -------------    ---------   --------------
   South Beloit Water Gas and Electric         100%        100       (a)              24,400      $2,440,000.00

   REAC                                        100%        100       $124,802.03      100         ($469,368.37)(b)

   Wisconsin River Power                       33%         100       (a)              31,000      $5,254,048.67

   Wisconsin Valley Improvement                13%         10        (a)              18,612      $  186,120.00


           (a) Information is not available due to age of investment.
           (b) Corporation was dissolved on 6/30/98.
           (c) Charter date

                         INVESTMENTS IN OTHER COMPANIES

10. Give a tabulation showing all investments of the registrant and of each subsidiary thereof in holding companies and in public utility companies which are not subsidiary companies of the registrant. Also show all other investments of the registrant and of each subsidiary thereof in the securities of any other enterprise, if the book value of the investment in any such enterprise exceeds 2% of the total debit accounts shown on the balance sheet of the company owning such investment or an amount in excess of $25,000 (whichever amount is the lesser). Give principal amount and number of shares or units and the cost of each issue of such securities to the system company originally acquiring such security, and amount at which carried on the books of the owner. List all such securities pledged as collateral for loans or other obligations and identify loans and obligations for which pledged. This information should be given as of the same date as the information furnished in answer to Item 8. By permission of the Staff, Items 10(a) and (b) include only investments where the book value of the investment exceeds the greater of (i) 2% of the total debit accounts shown on the balance sheet of the company owning such investment and (ii) an amount in excess of $25,000.)

         (a) Investments of the registrant and of each subsidiary thereof in holding companies and in public utility companies which are not subsidiary companies of the registrant:


                  None.





         (b) Investments of the registrant and of each subsidiary thereof in the securities of other enterprises: {the following is an example}

                       DLJ MERCHANT BANKING PARTNERS, L.P.
                          DLJMB OVERSEAS PARTNERS, C.V.
                           PORTFOLIO VALUATION SUMMARY
                                 MARCH 31, 1998

IES INVESTCO INC.


                                                        Amount
                                                          of                  Carrying
                                                      Investment               Value
                                                     ------------            ------------
        BCP/Essex Holdings, Inc.                     $    146,036            $       --
        Evergreen Media Corporation                       203,454                    --
        Hampshire Holdings Corporation                     56,832                    --
        Nimbus CD International, Inc.                      75,939                    --
        Argyle Television Holdings, Inc.                  234,169                    --
        OSi Specialties Holding Company                   176,931                    --
        NACOLAH Holding Corporation                        47,848                    --
        Coastal Capital Funding Corporation               345,958                    --
        Cambridge Industries Group                        235,337                    --
        IVAC Holdings, Inc.                               209,192                    --
        SDW Holdings Corporation                          339,938                    --
        Total Renal Care, Inc.                             54,913                    --
        Katz Media Group, Inc.                            209,193                    --
        Fiberite Holdings, Inc.                           164,434                    --
        OSF Holding, Inc.                                 142,896                  17,990
        Doane Products Company                            130,503                  44,980
        Jitney-Jungle Stores of America, Inc.             148,258                  14,284
        Guitar Center Management Co., Inc.                101,983                  27,131
        Nebco Evans Holdings, Inc.                        114,729                  22,990
        Brand Scaffolding, Inc.                           134,045                  44,682
        EZ Buy & EZ Sell Recycler                         111,394                 111,394
          Corporation
        Speciality Foods Acquisition                       48,102                   9,620
          Corporation
        Phase Metrics, Inc.                               118,016                 139,036
        Terra Nova Group (2)                              179,662                 225,537
        Manufacturers' Services Limited                   391,886                 391,886
        Mallory Limitada (2)                              108,128                  31,701
        McCulloch Corporation                             271,178                 271,178
        Ceramica Zanon S.A. (2)                            72,654                  72,654
        PT. Putra Surya Multifinance (2)                  128,742                  30,258
        CommVault Systems, Inc.                           134,822                 134,822
        OHA Financial, Inc.                               133,095                 147,993

IES INVESTMENTS INC.
INVESTMENT IN IOWA VENTURE CAPITAL FUND

CADSI

Composite Technologies Corp.

Great Midwestern Ice Cream Co.

J-TEC Associates Inc.

Kilpom Photo Products, Inc.

Monitronics International, Inc.

The TDJ Group, Inc.

Tubetech, Inc.
                                                         ========
                                                         $ 65,781     TOTAL
                                                         ========     CARRYING
                                                                      VALUE

                                                         $150,000     ORIGINAL
                                                         ========     INVESTMENT

       CAPITAL SQUARE FINANCIAL CORPORATION AND HEARTLAND PROPERTIES, INC.
                  AFFILIATED LIMITED PARTNERSHIP/JOINT VENTURE

    (There are 40 Partnership Affiliates + 3 "tax treatment joint ventures")*






                   PARTNERSHIP NAME*
                         AND
                       PARTNERS
---------------------------------------------------------------------------------
641 WEST MAIN STREET LIMITED PARTNERSHIP

THE AFFORDABLE HOUSING FUND I,
A WISCONSIN LIMITED PARTNERSHIP

ATLANTIC SUNDANCE APARTMENTS, LIMITED PARTNERSHIP

THE AVENUE LIMITED PARTNERSHIP OF WISCONSIN

BARLOW FREDERIKSON LIMITED PARTNERSHIP

BELOIT SRO LIMITED PARTNERSHIP




* HPI has direct and indirect interests in these 40 partnerships and 3 tax joint ventures. The ownership interest and investment balances in each of these entities is minimal.



                   PARTNERSHIP NAME
                         AND
                       PARTNERS
---------------------------------------------------------------------------------
CHIPPEWA FALLS AFFORDABLE HOUSING LIMITED PARTNERSHIP

CHURCHMAN WOODS SENIOR APARTMENTS, L.P.

CUDAHY II ASSOCIATES, A WISCONSIN LIMITED PARTNERSHIP

DRYDEN DRIVE LIMITED PARTNERSHIP

EAU CLAIRE LONDON SQUARE ASSOCIATES, A WISCONSIN LIMITED PARTNERSHIP

"THE FALCONER JOINT VENTURE"

GURNEE HOUSING ASSOCIATES, L.P.


                   PARTNERSHIP NAME
                         AND
                       PARTNERS
--------------------------------------------------------------------
HEARTLAND AFFORDABLE HOUSING-APPLETON PHASE II JOINT VENTURE

HEARTLAND PROPERTIES EQUITY INVESTMENT FUND I, A WISCONSIN LIMITED
PARTNERSHIP

HIGHLAND MANOR, L.P.

HISTORIC ELDORADO ASSOCIATES LIMITED PARTNERSHIP

HISTORIC LINCOLN MILL ASSOCIATES LIMITED PARTNERSHIP

HISTORIC RAVINE MILL ASSOCIATES LIMITED PARTNERSHIP

HOUSING PARTNERSHIP OF LAFAYETTE, LP


                   PARTNERSHIP NAME
                         AND
                       PARTNERS
--------------------------------------------------------------------
INDIANA HOUSING EQUITY FUND, L.P.

JANESVILLE JEFFRIS FLATS AFFORDABLE HOUSING LIMITED PARTNERSHIP, A
WISCONSIN LIMITED PARTNERSHIP

JANESVILLE KELLOGG ASSOCIATES, A WISCONSIN LIMITED PARTNERSHIP

JANESVILLE WESLEY ASSOCIATES, A WISCONSIN LIMITED PARTNERSHIP

KENOSHA AFFORDABLE HOUSING ASSOCIATES, A WISCONSIN LIMITED
PARTNERSHIP

LOGANSPORT HOUSING ASSOCIATES, L.P.

MARSHFIELD TOWER HALL ASSOCIATES, A WISCONSIN LIMITED PARTNERSHIP


                   PARTNERSHIP NAME
                         AND
                       PARTNERS
--------------------------------------------------------------------
MILL VIEW APARTMENTS LIMITED PARTNERSHIP

NORLIGHT (A WI GENERAL PARTNERSHIP)

NORTHLAND MANAWA APARTMENTS LIMITED PARTNERSHIP

NORTHLAND NECEDAH APARTMENT LIMITED PARTNERSHIP

ORCHARD PLACE LIMITED DIVIDEND HOUSING ASSOCIATION LIMITED
PARTNERSHIP

PHEASANT RUN APARTMENTS LIMITED PARTNERSHIP

"PLYMOUTH COMMUNITY HOUSING JOINT VENTURE"

RIVERVIEW POINTE LIMITED PARTNERSHIP, A LIMITED DIVIDEND HOUSING
ASSOCIATION




                   PARTNERSHIP NAME
                         AND
                       PARTNERS
---------------------------------------------------------------------------------
"SHEBOYGAN COMMUNITY HOUSING JOINT VENTURE"

STATION HOUSE LIMITED PARTNERSHIP

VILLAGE PLAZA APARTMENTS LIMITED PARTNERSHIP

WAUPUN LINCOLN SCHOOL ASSOCIATES, A WISCONSIN LIMITED PARTNERSHIP

WAUSAU CITY WALK ASSOCIATES, A WISCONSIN LIMITED PARTNERSHIP

WILLIAMSTOWN BAY-CUDAHY LIMITED PARTNERSHIP

YWCA HOUSING JOINT VENTURE

YWCA HOUSING LIMITED PARTNERSHIP



INDEBTEDNESS OF SYSTEM COMPANIES



11. List each indebtedness of the registrant and of each subsidiary company thereof (other than indebtedness reported under Item 8, but as of the same date) where the aggregate debt owed by any such company to any one person exceeds $25,000 or an amount exceeding 2% of the total of the debit accounts shown on the balance sheet of the debtor (which amount is the lesser) but not including any case in which such aggregate indebtedness is less than $5,000, and give the following additional information as to each such indebtedness: (Note: By permission of the staff, this item includes only indebtedness where the aggregate debt owed by any such company to any one person exceeds the greater of: (i) $25,000 and (ii) an amount exceeding 2% of the total of the debit accounts shown on the balance sheet of the debtor).

         (a)      Debts owed to associate companies at March 31, 1998:

INTERSTATE ENERGY CORPORATION

The following table provides intercompany receivables/payables as of March 31, 1998:

               Name of                                         Name of                                 Amount     Rate of   Date of
               Debtor                                          Creditor                                 Owed      Interest  Maturity
----------------------------------------------------   ------------------------------------------     ----------  --------  --------
2002 Development Corporation (2002)                    2001 Development Corporation (2001)               461,649    N/A        N/A

2060 Limited Partnership (2060)                        2001 Development Corporation (2001)             1,092,553    N/A        N/A

2060 Limited Partnership (2060)                        IES Investments Inc. (INVESTMENTS)              1,071,791    N/A        N/A

Capital Square Financial Corporation (Cap Square)      Heartland Development Corporation (HDC)             1,818    N/A        N/A

Cedar Rapids and Iowa City Railway Company (CRANDIC)   IES Industries Inc. (Industries)                  622,078    N/A        N/A

Cedar Rapids and Iowa City Railway Company (CRANDIC)   IES Transportation Inc. (Transportation)           40,546    N/A        N/A

Ely, Inc. (Ely)                                        IES Industries Inc. (Industries)                       27    N/A        N/A

Heartland Development Corporation (HDC)                Wisconsin Power and Light Company (WPL)           272,189    N/A        N/A

Heartland Energy Group, Inc. (HEG)                     Heartland Development Corporation (HDC)            52,441    N/A        N/A

Heartland Energy Services, Inc. (HES)                  Heartland Development Corporation (HDC)                67    N/A        N/A

Heartland Properties, Inc. (HPI)                       Capital Square Financial Corporation (Cap       1,754,453    N/A        N/A
                                                       Square)

Heartland Properties, Inc. (HPI)                       Heartland Development Corporation (HDC)            36,267    N/A        N/A

Heartland Properties, Inc. (HPI)                       Wisconsin Power and Light Company (WPL)            18,642    N/A        N/A

IEA-HES L.L.C. (IEA-HES)                               Heartland Development Corporation (HDC)             4,137    N/A        N/A

IEA-HES L.L.C. (IEA-HES)                               Whiting Petroleum Corporation (WPC)               390,480    N/A        N/A

IEI Barge Services Inc. (Barge)                        IES Industries Inc. (Industries)                    2,696    N/A        N/A

IEI Barge Services Inc. (Barge)                        IES Utilities Inc. (Utilities)                      2,572    N/A        N/A

IEI Barge Services Inc. (Barge)                        IES Transportation Inc. (Transportation)           14,605    N/A        N/A

IES Diversified Inc. (Diversified)                     IES Utilities Inc. (Utilities)                    491,451    N/A        N/A

IES Industries Inc. (Industries)                       IES Diversified Inc. (Diversified)              1,090,341    N/A        N/A

IES Industries Inc. (Industries)                       IES Ventures Inc. (Ventures)                          687    N/A        N/A

IES Industries Inc. (Industries)                       IES Midland Development Corporation                 65,077    N/A        N/A
                                                       (Midland)

IES Industries Inc. (Industries)                       IES Transfer Services Inc. (TRANSFER)               1,391    N/A        N/A

IES Industries Inc. (Industries)                       IES Investments Inc. (INVESTMENTS)              2,186,561    N/A        N/A

IES Industries Inc. (Industries)                       Iowa Land & Building Company (ILBC)               391,609    N/A        N/A

IES International Inc. (International)                 IES Industries Inc. (Industries)                1,689,479    N/A        N/A

IES Investco Inc. (Investco)                           IES Industries Inc. (Industries)                  144,040    N/A        N/A

IES New Zealand Ltd. (New Zealand)                     IES Industries Inc. (Industries)                  158,143    N/A        N/A

IES New Zealand Ltd. (New Zealand)                     IES International Inc. (INTERNATIONAL)          2,003,815    N/A        N/A

IES Transfer Services Inc. (TRANSFER)                  Cedar Rapids and Iowa City Railway                  4,035    N/A        N/A
                                                       Company (CRANDIC)

IES Transfer Services Inc. (TRANSFER)                  IES Utilities Inc. (Utilities)                     26,694    N/A        N/A

IES Transfer Services Inc. (TRANSFER)                  IES Transportation Inc. (Transportation)            1,401    N/A        N/A

IES Transportation Inc. (Transportation)               IES Utilities Inc. (Utilities)                     47,535    N/A        N/A

IES Utilities Inc. (Utilities)                         Cedar Rapids and Iowa City Railway                833,250    N/A        N/A
                                                       Company (CRANDIC)

IES Utilities Inc. (Utilities)                         Industrial Energy Applications Inc. (IEA)         187,531    N/A        N/A

IES Utilities Inc. (Utilities)                         IES Industries Inc. (Industries)            (1)13,789,806    N/A        N/A

IES Utilities Inc. (Utilities)                         Iowa Land & Building Company (ILBC)                28,487    N/A        N/A

IES Utilities Inc. (Utilities)                         IES Midland Development Corporation               291,209    N/A        N/A
                                                       (Midland)

IES Utilities Inc. (Utilities)                         IES Ventures Inc. (Ventures)                      227,991    N/A        N/A

Industrial Energy Applications Inc. (IEA)              IES Industries Inc. (Industries)                  362,700    N/A        N/A

Industrial Energy Applications Inc. (IEA)              IEA-HES L.L.C. (IEA-HES)                          317,457    N/A        N/A

Interstate Power Company (IPC)                         IES Industries Inc. (Industries)                   22,442    N/A        N/A

Interstate Power Company (IPC)                         IES Utilities Inc. (Utilities)                     11,663    N/A        N/A

Iowa Land & Building Company (ILBC)                    IES Diversified Inc. (Diversified)                140,712    N/A        N/A

Marshfield Tower Hall Apartments, L.P.  (MTH)          Heartland Development Corporation (HDC)           262,299    N/A        N/A

Marshfield Tower Hall Apartments, L.P.  (MTH)          Heartland Properties, Inc. (HPI)                  301,447    N/A        N/A

Prairie Ridge Business Park, L.P. (PRAIRIE RIDGE)      IES Utilities Inc. (Utilities)                         87    N/A        N/A

RMT, Inc. (RMT)                                        Heartland Development Corporation (HDC)           373,428    N/A        N/A

RMT, Inc. (RMT)                                        Heartland Properties, Inc. (HPI)                  456,653    N/A        N/A

RMT, Inc. (RMT)                                        Marshfield Tower Hall Apartments, L.P.            828,882    N/A        N/A
                                                       (MTH)
RMT, Inc. (RMT)                                        Wisconsin Power and Light Company (WPL)             1,588    N/A        N/A

South Beloit Water, Gas and Electric Company           Wisconsin Power and Light Company (WPL)           737,171    N/A        N/A

Whiting Petroleum Corporation (WPC)                    IES Industries Inc. (Industries)                1,221,296    N/A        N/A

Whiting Petroleum Corporation (WPC)                    IES Utilities Inc. (Utilities)                        776    N/A        N/A

Wisconsin Power & Light Company (WPL)                  IES Industries Inc. (Industries)                   28,643    N/A        N/A

Wisconsin Power & Light Company (WPL)                  IES Utilities Inc. (Utilities)                     12,796    N/A        N/A

WPL Holdings, Inc. (WPLH)                              Marshfield Tower Hall Apartments, L.P.             71,164    N/A        N/A
                                                       (MTH)

WPL Holdings, Inc. (WPLH)                              Wisconsin Power and Light Company (WPL)           597,022    N/A        N/A

(1) Includes $14,000,000 as dividends owed from IES Utilities Inc. to IES Industries Inc.

INTERSTATE ENERGY CORPORATION

The following table provides intercompany debt as of March 31, 1998:

               Name of                                         Name of                                Amount     Rate of   Date of
               Debtor                                          Creditor                               Owed      Interest  Maturity
----------------------------------------------------   ------------------------------------------   ----------  --------  --------
Heartland Development Corporation (HDC)                 WPL Holdings, Inc. (WPLH)                   11,832,993      7.50%    N/A

Capital Square Financial Corporation (Cap Square)       WPL Holdings, Inc. (WPLH)                   12,774,998      7.50%    N/A

Heartland Energy Group, Inc. (HEG)                      Heartland Development Corporation (HDC)      3,777,467      7.50%    N/A

Heartland Energy Services, Inc. (HES)                   Heartland Development Corporation (HDC)      5,024,943      7.50%    N/A

Heartland Properties, Inc. (HPI)                        WPL Holdings, Inc. (WPLH)                    7,210,429      7.50%    N/A

WPL Holdings Commodities Trading (WPLHCT)               Heartland Development Corporation (HDC)         91,053      7.50%    N/A

IES Transportation Inc. (Transportation)                IES Diversified Inc. (Diversified)               9,494      7.00%    N/A

Cedar Rapids and Iowa City Railway Company (CRANDIC)    IES Diversified Inc. (Diversified)          15,103,085      7.00%    N/A

IEI Barge Services Inc. (BARGE)                         IES Diversified Inc. (Diversified)           5,500,000      9.00%    N/A

IES Diversified Inc. (Diversified)                      IEI Barge Services Inc. (BARGE)                235,222      9.00%    N/A

IES Transfer Services Inc. (TRANSFER)                   IES Diversified Inc. (Diversified)             456,523      7.00%    N/A

Industrial Energy Applications Inc. (IEA)               IES Diversified Inc. (Diversified)          26,818,774      7.00%    N/A

IES Diversified Inc. (Diversified)                      IEA-HES L.L.C. (IEA-HES)                     3,023,378      7.00%    N/A

Whiting Petroleum Corporation (WPC)                     IES Diversified Inc. (Diversified)          77,659,282      7.00%    N/A

IES Investments Inc. (INVESTMENTS)                      IES Diversified Inc. (Diversified)          25,278,907      7.00%    N/A

Iowa Land & Building Company (ILBC)                     IES Diversified Inc. (Diversified)           6,207,036      7.00%    N/A

Heartland Development Corporation (HDC)                 RMT, Inc. (RMT)                              4,028,656      7.50%    N/A

Marshfield Tower Hall Apartments, L.P.  (MTH)           Heartland Development Corporation (HDC)        226,339      7.50%    N/A

Heartland Environmental Holding Company (HEHC)          Heartland Development Corporation (HDC)      2,028,961      7.50%    N/A

Entra                                                   Heartland Development Corporation (HDC)        533,026      7.50%    N/A

Quality Environmental Systems, Inc. (QES)               Heartland Development Corporation (HDC)        286,716      7.50%    N/A

IES Industries Inc. (Industries)                        IES Diversified Inc. (Diversified)           6,259,317      7.50%    N/A

IES Investco Inc. (INVESTCO)                            IES Diversified Inc. (Diversified)           1,125,608      7.00%    N/A

Village Lakeshares Inc. (LAKESHARES)                    IES Diversified Inc. (Diversified)           7,882,472      7.00%    N/A

IES Diversified Inc. (Diversified)                      Prairie Ridge Business Park, L.P.                8,096      9.00%    N/A
                                                        (PRAIRIE RIDGE)

IES International Inc. (INTERNATIONAL)                  IES Diversified Inc. (Diversified)          36,062,221      7.00%    N/A



   Additional information relating to debts of the registrant and subsidiary companies thereof owed to associate companies is set forth in an Application-Declaration on Form U-1 filed by Interstate Energy Corporation in connection with certain proposed short-term borrowing and money pool arrangements.

         (b) Debts owed to others at March 31, 1998:

                       OMITTED BY PERMISSION OF THE STAFF.

                                PRINCIPAL LEASES



12. Describe briefly the principal features of each lease (omitting oil and gas leases) to which the registrant or any subsidiary company thereof is a party, which involves rental at an annual rate of more than $50,000 or an amount exceeding 1% of the annual gross operating revenue of such party to said lease during its last fiscal year (whichever of such sums is the lesser) but not including any lease involving rental at a rate of less than $5,000 per year.

     By permission of the staff, this item includes only leases which involve rental at an annual rate of the greater of (i) $50,000 and (ii) an amount exceeding 1% of the annual gross operating revenue of such party to said lease during its last fiscal year.


                                     LEASES

Lessee      Lessor                                       Description                                           Amount
------    -------------------------------------      ---------------------------------------------          -------------
IES       Arnold Fuel, Inc.                          Nuclear Fuel                                             16,600,000

IES       EDS Credit Corporation                     Computer and Communication Equipment                      2,292,680

IES       IES Utilities Trust                        Office Rent                                               1,458,609

IES       Xerox Corporation                          Office Equipment                                            290,070

IES       IPC                                        Substation and Transmission Facilities                      285,443

IES       MidAmerican Energy Corporation             Substation and Transmission Facilities                      265,115

IES       Corn Belt Cooperative                      Substation and Transmission Facilities                      172,268

IES       Iowa Department of Natural Resources       Land Rent                                                   170,170

IES       Resale Power Group of Iowa                 Transmission Facilities                                     125,988

IES       First Security Bank of Utah                Land Rent                                                    73,479

IES       Kenwood Records                            Business Records Storage                                     52,453



WPL       Technical & Scientific Applications        Workstation Rental                                        55,704.00

WPL       Wisconsin Public Service Corp.             Aurora Substation                                         57,096.00

WPL       Adams-Columbia Electric Corp.              Wheeling                                                  57,548.02

WPL       Wellington Properties Trust                Apartment Rental, Parking, Furniture                      79,896.00

WPL       Water Works & Lighting                     Transmission Lease - Substation Leasing                  121,576.77

WPL       Northern States Power Co.                  Arpin Substation                                         311,225.00

WPL       Portland General Electric Comp             Railcar Lease                                            352,728.00

WPL       Sun Prairie Water                          Transmission Lease - Reiner Road                          76,020.60

WPL       Burlington Northern Railroad               Unit Train Lease                                          62,605.06

WPL       Aloha Leasing                              Copy Equipment                                            55,373.76

WPL       Konica Business Machines                   Copy Equipment                                           177,147.79

WPL       Comdisco                                   Disaster Recovery - Mainframe                            109,270.90

WPL       Telephone                                  Pole Rental                                              205,603.99

WPL       BOT Financial                              Columbia Unit Train                                    1,158,282.00

WPL       CIT Group                                  Columbia Unit Train                                      334,800.00

WPL       BOT Financial                              Edgewater Unit Train                                   1,563,186.00

WPL       MRC Rail Services                          Prairie Creek Unit Train                                 690,795.00

WPL       Citicorp                                   Prairie Creek Unit Train                                 825,000.00

WPL       GATX                                       Sutherland                                               483,600.00

WPL       The CIT Group                              Unit Train Lease                                         397,988.08

WPL       Unitrain Inc.                              Unit Train Lease                                         282,138.83

WPL       City of Madison                            Parking - Civic Center                                    96,900.00

WPL       Hovde Bldg LLC                             Parking - Hovde Building                                  51,720.00

WPL       Dane County                                Parking                                                  129,960.00

WPL       West Washington Associates LLC             Parking - Madison General Office                         270,567.84

WPL       Lot 6 Joint Venture II                     Annex 2 Warehouse                                         50,888.88

WPL       Kurt Brose                                 Local Office - Beloit                                     58,900.20

WPL       One Parker Place, Partnership              Customer Service Center & Dispatch - Janesville          152,232.48

WPL       Evergreen Joint Venture I                  Annex 1 Warehouse                                        171,135.00

WPL       Hovde Bldg LLC                             Hovde Building Lease                                     302,668.14

WPL       West Washington Associates LLC             Madison General Office Lease                           1,887,693.65



IPC       First National Bank of Maryland            Lease of Coal Dozers                                     206,580.00

IPC       IBM                                        Lease of IBM Hardware and Software                       187,173.00

IPC       Dome Pipeline Corporation                  Lease of Pipeline Crossing Mississippi River             120,000.00



HDC        Wisconsin Power & Light                   Office Space                                              59,948

HDC        Clairmont, Ltd.                           Office Space                                             207,470

HEG        Bank One Building                         Office Space                                              78,994

HPI        Meriter                                   Office Space                                             141,978

HEHC       Trizec                                    Office Space                                              68,888

HEHC       The Plymouth Woods                        Office Space                                              78,042

HEHC       Miller Investments                        Office Space                                              71,280

HEHC       National Plaza III                        Office Space                                              90,082

HEHC       Seymour Logan                             Office Space                                              59,083

HEHC       Great Lakes Reit                          Office Space                                             103,073

HEHC       Highland Industrial Property              Office Space                                             163,054

HEHC       Caine Co                                  Office Space                                             380,325

HEHC       Centennial                                Office Space                                              60,689

HEHC       Five Oaks                                 Office Space                                             125,750

HEHC       RS Property Fund                          Office Space                                             494,044

HEHC       Atrium 10 Tower                           Office Space                                              79,211

HEHC       Ares, Inc(WHMNY Real Estate)              Office Space                                              57,510

HEHC       Winthrop                                  Computer Equipment                                     1,176,772

HEHC       Xerox                                     Copiers                                                   84,848



                                 SECURITIES SOLD



13. If, during the last five years, the registrant or any subsidiary company thereof has issued, sold or exchanged either publicly or privately any securities having a principal amount, par, stated or declared value exceeding $1,000,000 or exceeding an amount equal to 10% of the total liabilities as shown by the balance sheet of issuer at the time of such issue (whichever of such sums is the lesser), give the following information with respect to each such issue or sale: (Note: By permission of the staff, this item includes only issuances, sales and exchanges of securities with a principal amount, par, stated or declared value exceeding the greater of (i) $1,000,000 and (ii) an amount equal to 10% of the total liabilities as shown by the balance sheet of issuer at the time of such issue).

IPC SECURITIES SOLD 1/1/93-12/31/97

                                               PROCEEDS RECEIVED       APPROXIMATE         NAME OF PRINCIPAL         UNDERWRITERS
                             AMOUNT ISSUED     BY ISSUER PER $100      EXPENSES OF         UNDERWRITERS              INITIAL
TITLE OF ISSUE               OR SOLD           (BEFORE EXPENSES)       ISSUER PER $100     OR PURCHASERS             OFFERING PRICE
First Mortgage Bonds
a) 7 5/8% Series             $94,000,000             $97.673              $0.315            Salomon Brothers, Inc.       98.126%

Pollution Control Bonds
a) 6.35% Clinton 1994-A        5,650,000             100.000               2.500            Smith Barney Shearson       100.000%
b) 6.30% Lansing 1994-A        5,600,000             100.000               2.500            Smith Barney Shearson       100.000%
c) 6.25% Clinton 1994-B        1,000,000             100.000               2.500            Smith Barney Shearson       100.000%
d) 5.75% Lansing 1994-B        1,000,000             100.000               2.500            Smith Barney Shearson       100.000%

Preferred Stock
a) 6.40% 545,000 shares       27,250,000              92.112               0.425            Lehman Brothers             100.000%

Common Stock
a) DRP only*                     463,073                  NA                  NA            NA                               NA



WPLH SECURITIES SOLD
1/1/93-12/31/97


                                                    PROCEEDS RECEIVED    APPROXIMATE       NAME OF PRINCIPAL        UNDERWRITERS
                        AMOUNT ISSUED              BY ISSUER PER $100    EXPENSES OF         UNDERWRITERS              INITIAL
TITLE OF ISSUE          OR SOLD                    (BEFORE EXPENSES)    ISSUER PER $100     OR PURCHASERS           OFFERING PRICE
7% Debentures           $105,000,000                        $99.065         $0.183        Merrill Lynch & Co.      $99.715

6.20% Preferred Stock   $ 15,000,000                        $99.125         $0.437        Goldman, Sachs & Co.     $100.00
6.50% Preferred Stock   $ 14,986,500                        $97.000         $0.447        Robert W. Baird & Co.    $100.00

Common Stock            $ 53,250,000                    $51,720,000         $0.290        Merrill Lynch            $ 35.50/share
                           1,500,000 shares          Total Proceeds
                                                     Received
                        $0.01/share par value


                                                           PROCEEDS
                                                         RECEIVED BY  APPROXIMATE                                      UNDERWRITERS
                                                          ISSUER PER  EXPENSES OF                                         INITIAL
                                         AMOUNT ISSUED  $100 (BEFORE   ISSUER     NAME OF PRINCIPAL UNDERWRITERS         OFFERING
TITLE OF ISSUE                             OR SOLD        EXPENSES)   PER $100             OR PURCHASERS                  PRICE
---------------------------------------  -------------  ------------ -----------  ------------------------------------ ------------
ISSUER == IES UTILITIES INC.
---------------------------------------  -------------  ------------ -----------  ------------------------------------ ------------
6.625% Senior Debentures due 2009        $ 135,000,000     $  99.095      $0.542  *    Chase Securities Inc., Salomon
                                                                                       Brothers Inc., Smith Barney
                                                                                       Inc., UBS Securities              $ 99.595
---------------------------------------  -------------  ------------ -----------  ------------------------------------ ------------
6.875% Collateral Trust Bonds due 2007   $  55,000,000     $  99.674      $0.229  *    Chase Securities Inc.             $ 99.716
---------------------------------------  -------------  ------------ -----------  ------------------------------------ ------------
7.25% Collateral Trust Bonds due 2006    $  60,000,000     $  99.403      $0.452  *    Citicorp Securities, Inc.         $ 99.678
---------------------------------------  -------------  ------------ -----------  ------------------------------------ ------------
7 7/8% Subordinated Debentures due 2025  $  50,000,000     $  96.850      $3.733  *    Morgan Stanley & Co., Dean
                                                                                       Witter Reynolds Inc., A.G.
                                                                                       Edwards & Sons, Inc., Piper
                                                                                       Jaffray Inc.                      $100.000
---------------------------------------  -------------  ------------ -----------  ------------------------------------ ------------

                                                          PROCEEDS
                                                        RECEIVED BY   APPROXIMATE                                       UNDERWRITERS
                                                         ISSUER PER   EXPENSES OF                                         INITIAL
                                         AMOUNT ISSUED  $100 (BEFORE    ISSUER     NAME OF PRINCIPAL UNDERWRITERS        OFFERING
TITLE OF ISSUE                             OR SOLD        EXPENSES)    PER $100             OR PURCHASERS                  PRICE
---------------------------------------  -------------  ------------  -----------  ------------------------------------ -----------
7.65% Collateral Trust Bonds due 2000    $  50,000,000     $ 100.000       $0.241  *    Metropolitan Life Insurance      $100.000
                                                                                        Company, Metropolitan
                                                                                        Insurance and Annuity Company,
                                                                                        MetLife Security Insurance
                                                                                        Company of Louisiana
---------------------------------------  -------------  ------------  -----------  ------------------------------------ -----------
6% Collateral Trust Bonds due 2008       $  50,000,000     $  98.115       $0.864  *    Morgan Stanley & Co,
                                                                                        Bear,Stearns & Co. Inc.,
                                                                                        Kemper Securities, Inc.          $ 98.544
---------------------------------------  -------------  ------------  -----------  ------------------------------------ -----------
7% Collateral Trust Bonds due 2023       $  50,000,000     $  98.156       $0.719  *    Morgan Stanley & Co, Kemper
                                                                                        Securities, Inc.                 $ 98.500
---------------------------------------  -------------  ------------  -----------  ------------------------------------ -----------
5.50% Collateral Trust Bonds due 2023    $  19,400,000     $  98.554       $3.055  *    The First National Bank of
                                                                                        Chicago                          $100.000
Issued pursuant to financing agreements
with municipalities
---------------------------------------  -------------  ------------  -----------  ------------------------------------ -----------

                                                          PROCEEDS
                                                        RECEIVED BY    APPROXIMATE                                  UNDERWRITERS
                                                         ISSUER PER    EXPENSES OF                                    INITIAL
                                         AMOUNT ISSUED  $100 (BEFORE     ISSUER     NAME OF PRINCIPAL UNDERWRITERS   OFFERING
TITLE OF ISSUE                             OR SOLD        EXPENSES)     PER $100             OR PURCHASERS             PRICE
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
ISSUER = IES DIVERSIFIED INC.
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
Variable Rate Credit Facility            $  25,000,000
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
Variable Rate Credit Facility            $  48,500,000
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
Variable Rate Credit Facility            $  43,745,000
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
Variable Rate Credit Facility            $  47,860,000
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
Variable Rate Credit Facility            $   9,908,000
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
ISSUER = 2060 PARTNERSHIP
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
7.75% Mortgage loan                      $  10,000,000     $ 100.000                     Firstar Corporation          $100.00
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
ISSUER = 2002 DEVELOPMENT CORPORATION
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
8.69 % Mortgage loan                     $   1,639,792     $ 100.000                     Brenton Bank & Trust         $100.00
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
Issuer = Center Place Limited
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------
8.125% Mortgage                          $   1,100,000     $ 100.000                     Norwest Bank Iowa            $100.00
---------------------------------------  -------------  ------------   -----------  ------------------------------- ------------

Issuer: IES Industries Inc.



                                                          PROCEEDS
                                                        RECEIVED BY        APPROXIMATE       NAME OF PRINCIPAL     UNDERWRITERS
                                   AMOUNT ISSUED OR   ISSUER PER $100      EXPENSES OF        UNDERWRITERS OR        INITIAL
YEAR  TITLE OF ISSUE                SOLD (SHARES)    (BEFORE EXPENSES)    ISSUER PER $100      PURCHASERS         OFFERING PRICE
----  ---------------------------  ----------------  -----------------    ---------------     -----------------   --------------
1993  Common Stock-No Par Value       2,300,000       $ 96.77                  $0.3205      Morgan Stanley & Co.,    $100.00
                                                                                              Merrill Lynch & Co.,
                                                                                              Piper Jaffray Inc.
                                                      ($29.03 per share)                                         ($30.00 per share)
----------------------------------------------------------------------------------------    ---------------------------------------
1994  Common Stock-No Par Value             139,102         $100.00                         Issued in exchange for     $100.00
----------------------------------------------------------------------------------------    shares in an acquired
1995  Common Stock-No Par Value              75,638         $100.00                         company
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Issued in exchange for     $100.00
      Shares issued under the following                                                     certain oil & gas
      plans:                                                                                properties
      Dividend Reinvestment and Stock                                                       ---------------------------------------
      Purchase Plan
      Employee Stock Purchase Plan
      Employee Savings Plan
      Long-Term Incentive Plan
      IES Bonus Stock Ownership Plan
      Whiting Stock Option Plans
1993                                        447,225   $13,936,000
1994                                        547,056   $15,395,000
1995                                        655,731   $15,854,000
1996                                        578,245   $16,635,000
1997                                        502,854   $14,961,000

                 AGREEMENT FOR FUTURE DISTRIBUTION OF SECURITIES

         14.(a) Summarize the terms of any existing agreement to which the registrant or any associate or affiliate company thereof is a party or in which any such company has a beneficial interest with respect to future distribution of securities of the registrant or of any subsidiary.

         Certain information regarding agreements with respect to future distribution of securities of IEC and its Subsidiaries is set forth in the following documents:

         (i) Interstate Energy Corporation Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to Interstate Energy Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

         (ii) Rights Agreement, dated February 22, 1989, between Interstate Energy Corporation (f/k/a WPL Holdings, Inc.) and Morgan Shareholder Services Trust Company (incorporated by reference to Exhibit 4 to Interstate Energy Corporation's Current Report on Form 8-K, dated February 27, 1989).


         (iii) Interstate Energy Corporation Shareowner Direct Plan (incorporated by reference to Interstate Energy Corporation's Registration Statement on Form S-3 (Registration No. 333-26627)).





         (iv) Interstate Energy Corporation 401(k) Savings Plan (incorporated by reference to Exhibit 4.1 to Interstate Energy Corporation's Registration Statement on Form S-8 (Registration No. 333-46735)).

     (b) Describe briefly the nature of any financial interest (other than the ownership of securities acquired as a dealer for the purpose of resale) which any person with whom such agreement exists, has in the registrant or in any associate or affiliate company thereof.

          The beneficiaries of the stock-based employee benefit plans referred to above may be deemed to have a financial interest in the registrant or associate or affiliate companies thereof by virtue of their employment relationship with the registrant or such other companies, and compensation, benefit and severance agreements and arrangements relating to such employment.

                   TWENTY LARGEST HOLDERS OF CAPITAL STOCKS

    15. As of a recent date (indicating such date for each class) give the following information with respect to the holders of each class of stock and/or certificates of beneficial interest of the registrant:

         (a) The twenty largest registered holders of the common stock of Interstate Energy Corporation, as of its most recent dividend record date:

                        IEC shares can be held by certificate, through
                dividend reinvestment plans, through employee investment plans, through investment companies, and otherstreet name and nominee accounts. Absent an unreasonable expenditure of time and money, IEC has no way to determine the number of shares held by each holder of beneficial interest. Accordingly, IEC is only able to provide information as to shares registered with IEC.

                        The following table sets forth IEC's Twenty largest
                registered shareholders on the books as of March 31, 1998:


                                                                           PERCENTAGE OF
                                                                               TOTAL
  SHARES                 REGISTRATION                                    SHARES OUTSTANDING
-------------       -------------------------                            ------------------
46,683,509          CEDE & Co                      New York, NY                 60.73
13,928,643          Shareowner Direct Plan         Madison, WI                  18.12
   243,092          Thomas M Atkinson              Tulsa, OK                     0.32
   166,400          Hart Securities Ltd            Washington, DC                0.22
   114,000          Allen W Pike                   Exeter, NH                    0.15
   100,879          James A Cape                   Atlanta, GA                   0.13
    62,000          Firstbank Co                   Ames, IA                      0.08
    61,229          Eureka Oil Co                  Denver, CO                    0.08
    56,655          C Dean Alford                  Conyers, GA                   0.07
    56,617(1)       Lee Liu                        Cedar Rapids, IA              0.07
    35,714          E Jane Lyons                   Rockford, IL                  0.05
    33,880          Dorothy P Erickson             Des Moines, IA                0.04
    33,703(1)       Erroll B Davis Jr              Madison, WI                   0.04
    32,262          Grob Inc                       Grafton WI                    0.04
    31,661          Edwin L Barnhart               Fripp Island, SC              0.04
    30,944          FMI Co                         Lincoln, NE                   0.04
    30,762          Statecenco a Partnership       Keokuk, IA                    0.04
    29,159          Lance W Ahearn                 Fox Point, WI                 0.04
    26,722          C Dan Alford                   Conyers, GA                   0.04
    25,013          Citbanco a Partnership         Storm Lake, IA                0.03

 (1) per Interstate Energy Proxy Statement 5/22/98

         (b) Number of shareholders of record each holding 1,000 shares or more, and aggregate number of shares so held.

                  At the most recent record date, there were 7,247 shareholders holding 1,000 shares or more. The aggregate number of shares held by the shareholders was 61,946,348.

         (c) Number of shareholders of record each holding less than 1,000 shares and the aggregate number of shares so held.

                  At the most recent record date, there were 69,307 shareholders holding 1,000 shares or less. The aggregate number of shares held by these shareholders was 14,961,151.

                        OFFICERS, DIRECTORS AND EMPLOYEES

      16.(a) Positions and Compensation of Officers and Directors. Give name and address of each director and officer (including any person who performs similar functions) of the registrant, of each subsidiary company thereof, and of each mutual service company which is a member of the same holding company system. Opposite the name of each such individual give the title of every such position held by him and briefly describe each other employment of such individual by each such company.

                  State the present rate of compensation on an annual basis for each director whose aggregate compensation from all such companies exceeds $1,000 per year, and of each officer whose aggregate compensation from such companies is at the rate of $20,000 or more per year. In the event any officer devotes only part of his time to a company or companies in the system this fact should be indicated by appropriate footnote. Such compensation for such part time should be computed on an annual rate and if such annual rate exceeds $20,000 the actual compensation as well as annual rate should also be reported.

         (b) Compensation of Certain Employees. As to regular employees of such companies who are not directors or officers of any one of them, list the name, address and aggregate annual rate of compensation of all those who receive $20,000 or more per year from all such companies.

         (c) Indebtedness to System Companies. As to every such director, trustee or officer as aforesaid, who is indebted to any one of such companies, or on whose behalf any such company has now outstanding and effective any obligation to assume or guarantee payment of any indebtedness to another, and whose total direct and contingent liability to such company exceeds the sum of $1,000, give the name of such director, trustee, or officer, the name of such company and describe briefly the nature and amount of such direct and contingent obligations.

         (d) Contracts. If any such director, trustee or officer as aforesaid:

                  (1) has an existing contract with any such company (exclusive of an employment contract which provides for no compensation other than that set forth in paragraph (a) of this Item); or,

                  (2) either individually or together with the members of his immediate family, owns, directly or indirectly, 5% or more of the voting securities of any third person with whom any such company has an existing contract; or,

                  (3) has any other beneficial interest in an existing contract to which any such company is a party; describe briefly the nature of such contract, the names of the parties thereto, the terms thereof and the interest of such officer, trustee or director therein.

         (e) Banking Connections. If any such director, trustee or officer, is an executive officer, director, partner, appointee or representative of any bank, trust company, investment banker, or banking association or firm, or of any corporation a majority of whose stock having the unrestricted right to vote for the election of directors, is owned by any bank, trust company, investment banker, or banking association or firm, state the name of such director or officer, describe briefly such other positions held by him and indicate which of the rules under Section 17(c) authorizes the registrant and subsidiary companies of which he is a director or officer to retain him in such capacity.

            By permission of the Staff, information required to be disclosed in items 16(a) through 16(e) is not set forth in this filing, but instead is set forth in the Proxy Statement of IEC distributed in connection with the 1998 Annual Meeting of Shareholders or in the Annual Reports on Form 10-K for the year ending December 31, 1997 for WPLH, IESI and IPC, and such information is hereby incorporated by reference. The Proxy Statement is submitted as Exhibit F-8 to this filing. The Annual Reports on Form 10-K for WPLH, IESI and IPC are submitted as Exhibits F-1, F-2 and F-3, respectively.

                    INTERESTS OF TRUSTEES IN SYSTEM COMPANIES

17. Describe briefly the nature of any substantial interest which any trustee under indentures executed in connection with any outstanding issue of securities of the registrant or any subsidiary thereof, has in either the registrant or such subsidiary, and any claim which any such trustee may have against registrant or any subsidiary; provided, however, that it shall not be necessary to include in such description any evidences of indebtedness owned by such trustee which were issued pursuant to such an indenture.

To the knowledge of IEC's management, there is no such interest.

                    SERVICE, SALES AND CONSTRUCTION CONTRACTS

18. As to each service, sales or construction contract (as defined in paragraphs
(19) to (21) of Section 2(a) of the Act) which the registrant and any subsidiary company thereof has had in effect within the last three months, describe briefly the nature of such contract, the name and address of the parties thereto, the dates of execution and expiration, and the compensation to be paid thereunder. Attach typical forms of any such contracts as an exhibit to this registration statement. If the other party to any such contract is a mutual service company or a subsidiary service company which is a member of the same holding company system as the registrant and as to which the Commission has made a favorable finding in accordance with Rule 13-22, specific reference may be made to the application or declaration filed by such company pursuant to Rule 13-22 and no further details need be given as to such contracts.



See the Utility Service Agreement dated May 24, 1998 by and among WPL, IESU, IPC and Alliant Services Company filed as Exhibit D-6 to the Application-Declaration of WPLH, IESI and IPC on Form U-1, as amended, in File No. 70-8891 and approved by the order of the Commission dated April 14, 1998 with respect thereto, and the Non-Utility Service Agreement, dated May 24, 1998 by and among Alliant Industries, Inc., IPC Development Corporation and Alliant Services Company (filed as Exhibit D-7 to the Application-Declaration of WPLH, IESI and IPC on Form U-1, as amended, in File No. 70-8891 and approved by the order of the Commission dated April 14, 1998 with respect thereto). The Non-Utility Service Agreement is provided as Exhibit H-1 to this filing; the Utility Service Agreement is provided as Exhibit H-2 to this filing.

As additional agreements are subsequently entered into, copies will be provided by amendment.

                                   LITIGATION

19. Describe briefly any existing litigation of the following descriptions, to which the registrant or any subsidiary company thereof is a party, or of which the property of the registrant or any such subsidiary company is the subject, including the names of the parties and the court in which such litigation is pending:

         (1) Proceedings to enforce or to restrain enforcement of any order of a State commission or other governmental agency;

         (2) Proceedings involving any franchise claimed by any such company;

         (3) Proceedings between any such company and any holder, in his capacity as such, of any funded indebtedness or capital stock issued, or guaranteed by such company, or between any such company and any officer thereof;

         (4) Proceedings in which any such company sues in its capacity as owner of capital stock or funded indebtedness issued or guaranteed by any other company;

         (5) Each other proceeding in which the matter in controversy, exclusive of interest and costs, exceeds an amount equal to 2% of the debit accounts shown on the most recent balance sheet of such company.

         Information regarding litigation involving IEC and its subsidiaries is set forth in the following documents, which are attached as Exhibits F-1, F-2 and F-3, respectively: Item 3 of WPLH's Annual Report on Form 10-K for the period ending December 31,1997; Item 3 of IESI's Annual Report on Form 10-K for the period ending December 31, 1997; and Item 3 of IPC's Annual Report on Form 10-K for the period ending December 31, 1997.

                                    EXHIBITS

EXHIBIT A. Furnish a corporate chart showing graphically relationships existing between the registrant and all subsidiary companies thereof as of the same date as the information furnished in the answer to Item 8. The chart should show the percentage of each class voting securities of each subsidiary owned by the registrant and by each subsidiary company. (Note: the chart is based on information that is more recent than the date of the information used to answer
Item 8). Provided in paper format under cover of Form SE.


EXHIBIT B. With respect to the registrant and each subsidiary company thereof, furnish a copy of the charter, articles of incorporation, trust agreement, voting trust agreement, or other fundamental document of organization, and a copy of its by-laws, rules and regulations, or other instruments corresponding thereto. If such documents do not set forth fully the rights, priorities and preferences of the holders of each class of capital stock described in the answer to Item 8(b) and those of the holders of any warrants, options or other securities described in the answer to Item 8(d), and of any limitations on such rights, there shall also be included a copy of each certificate, resolution or other document establishing or defining such rights and limitations. Each such document shall be in the amended form effective at the date of filing the registration statement or shall be accompanied by copies of any amendments to it then in effect.

By permission of the Staff, in lieu of the exhibits required hereunder, the disclosure requirements for Exhibit B have been limited to (i) the state of incorporation for the registrant and each of its subsidiary companies and (ii) a brief description of every subsidiary company of the registrant including a statement as to whether each such company is active or inactive. Such Information is set forth in Items 4 and 5 hereof.

EXHIBIT C.

(a) With respect to each class of funded debt shown in the answers to Items 8(a) and 8(c), submit a copy of the indenture or other fundamental document defining the rights of the holders of such security, and a copy of each contract or other instrument evidencing the liability of the registrant or a subsidiary company thereof as endorser or guarantor of such security. Include a copy of each amendment of such document and of each supplemental agreement, executed in connection therewith. If there have been any changes of trustees thereunder, such changes, unless otherwise shown, should be indicated by notes on the appropriate documents. No such indenture or other document need be filed in connection with any such issue if the total amount of securities that are now, or may at any time hereafter, be issued and outstanding thereunder does not exceed either $1,000,000 or an amount equal to 10% of the total of the debit accounts shown on the most recent balance sheet of the registrant or subsidiary company which issued or guaranteed such securities or which is the owner of property subject to the lien of such securities, whichever of said sums is the lesser.

                           OMITTED BY PERMISSION OF THE STAFF.

(b) As to each outstanding and uncompleted contract or agreement entered into by registrant or any subsidiary company thereof relating to the acquisition of any securities, utility assets (as defined in Section 2(a)(18) of the Act), or any other interest in any business, submit a copy of such contract or agreement and submit details of any supplementary understandings or arrangements that will assist in securing an understanding of such transactions.

                           OMITTED BY PERMISSION OF THE STAFF.

EXHIBIT D. A consolidating statement of income and surplus of the registrant and its subsidiary companies for its last fiscal year ending prior to the date of filing this registration statement, together with a consolidating balance sheet of the registrant and its subsidiary companies as of the close of such fiscal year.

The consolidating financial statements of IEC and its subsidiaries have been provided in Exhibit D-1 in paper format under cover of Form SE.

EXHIBIT E. For each public utility company and natural gas producing and pipe line property in the holding company system of the registrant, furnish the following maps (properties of associate companies operating in contiguous or nearby areas may be shown on the same map, provided property and service areas of each company are shown distinctively).

         (1) Map showing service area in which electric service is furnished, indicating the names of the companies serving contiguous areas;

         (2) Electric system map showing location of electric property (exclusive of local distribution lines) owned and/or operated, and information as follows:

                  (a)      Generating plants--kind and capacity;

                  (b) Transmission lines--voltage, number of circuits, kind of supports, kind and size of conductors;

                  (c)      Transmission substations--capacity.

                           OMITTED BY PERMISSION OF THE STAFF.

                  (d)      Distribution substations--capacity.

                           OMITTED BY PERMISSION OF THE STAFF.

                  (e) Points of interconnection with all other electric utility companies and with all electrical enterprises operated by municipal or governmental agencies, giving names of such companies and enterprises;

         (3) Map showing service area in which gas service is furnished, indicating the names of companies serving contiguous areas;

         (4) Gas system map showing location of gas property (exclusive of low pressure local distribution lines) owned and/or operated, and information as follows:

                  (a)      Generating plants--kind and daily capacity;

                           OMITTED BY PERMISSION OF THE STAFF.

                  (b)      Holders--kind and capacity;

                           OMITTED BY PERMISSION OF THE STAFF.

                  (c)      Compressor stations--capacity in horsepower;

                           OMITTED BY PERMISSION OF THE STAFF.

                  (d) Transmission pipe lines--size, approximate average transmission pressure and the estimated daily delivery capacity of the system;

                  (e) Points of interconnection with all other private and public gas utilities, pipe lines or producing enterprises; giving names of such companies and other enterprises;

                  (f) General location and outline of gas producing and reserve areas and diagrammatic location of gathering lines.


The available maps have been provided as Exhibits E-1 through E-5 in paper format under cover of Form SE. Please note that IEC is currently still developing the gas system maps that will be responsive to the request for information in this Form and will file such updated maps with the SEC as soon as they are completed as supplemental Exhibits to this filing.


EXHIBIT F. Furnish an accurate copy of each annual report for the last fiscal year ending prior to the date of the filing of this registration statement, which the registrant and each subsidiary company thereof has previously submitted to its stockholders. For companies for which no reports are submitted the reason for omission should be indicated; provided that electronic filers shall submit such reports in paper format only under cover of Form SE.

Annual Reports on Forms 10-K for WPLH, IESI, IPC, WPL and IESU have been provided hereto as Exhibits F-1, F-2, F-3, F-4 and F-5, respectively.

EXHIBIT G. Furnish a copy of each annual report which the registrant and each public utility subsidiary company thereof shall have filed with any State commission having jurisdiction to regulate public utility companies for the last fiscal year ending prior to the date of filing this registration statement. If any such company shall have filed similar reports with more than one such State commission, the registrant need file a copy of only one of such reports provided that notation is made of such fact, giving the names of the different commissions with which such report was filed, and setting forth any differences between the copy submitted and the copies filed with such other commissions. In the event any company submits an annual report to the Federal Power Commission but not to a State commission, a copy of such report should be furnished. In the case of a registrant or any public utility subsidiary company for which no report is appended the reasons for such omission should be indicated such as "No such reports required or filed;" provided that electronic filers shall submit such reports in paper format only under cover of Form SE.

EXHIBIT H. Typical forms of service, sales or construction contracts described in answer to Item 18.

This registration statement comprises:

(a)      Pages numbered 1 to 75, consecutively.

(b) The following Exhibits: the Exhibits shown on the attached exhibit index.

                                INDEX OF EXHIBITS

EXHIBIT
NUMBER           DESCRIPTION

   A-1        Intentionally left blank

   A-2        Corporate chart of IEC and its subsidiary companies



                                  EXHIBIT LIST

Exhibit
Number                                     Exhibit (Note that all exhibits were
------                                     ------- submitted in paper format
                                                   under cover of Form SE)
 D-1          WPL Holdings, Inc., IES Industries Inc. and Interstate Power
              Company, "1997 Financial Information," includes Consolidated
              Financial Statements and accompanying notes as of December 31,
              1997 (pages 30-48).

 E-1 Map of Alliant Service Territory (showing electric, gas and combined electric and gas service territories).

 E-2          Map of Alliant Service Territory.

 E-3          Map of Electric Transmission Lines of Wisconsin Power and Light
              Company.

 E-4          Map of Electric Transmission Lines of Interstate Power Company.

 E-5          Map of Electric Transmission Lines of IES Utilities Inc.

 E-6          Wisconson Power and Light Gas System Maps

 E-7          Gas Service Area of Wisconsin Power and Light Company as
              portrayed in ANR Pipeline Company Map, dated September,
              1991

 E-8 Alliant Electric & Gas Utility Map (showing locations of gas facilities of Alliant by township), dated June 9, 1998

 E-9 Alliant Gas Service by Municipality-Illinois, Iowa, Minnesota and Wisconsin, April 1998

 E-10 Alliant Gas Service by Municipality-Illinois, Iowa, Minnesota and Wisconsin, April 1998, version 2 showing certain pipelines of competitors

 E-11         IES Utilities Inc.-Gas Service Area and Pipeline Map

 F-1          Annual Report of WPL Holdings, Inc. on Form 10-K, December 31,
              1997.

 F-2          Annual Report of IES Industries Inc. on Form 10-K, December 31,
              1997.

 F-3          Annual Report of Interstate Power Company on Form 10-K, December
              31, 1997.

 F-4          Annual Report of Wisconsin Power and Light Company on Form 10-K,
              December 31, 1997.

 F-5          Annual Report of IES Utilities Inc. on Form 10-K, December 31,
              1997.

 F-6          Alliant Corporation Annual Report to Shareholders, December 31,
              1997.

 F-7          Wisconsin Power and Light Company Proxy Statement distributed for
              July 17, 1998 Annual Meeting of Shareholders, dated May 27, 1998.

 F-8          Interstate Energy Corporation Proxy Statement distributed for June
              24, 1998 Annual Meeting of Shareholders, dated May 22, 1998.

 F-9          Quarterly Report of Interstate Energy Corporation (WPL Holdings,
              Inc.) on Form 10-Q, March 31, 1998.

 F-10         Quarterly Report of Interstate Energy Corporation on Form 10-Q,
              June 30, 1998.

 F-11         Quarterly Report of Wisconsin Power and Light Company on Form
              10-Q, March 31, 1998.

 F-12         Quarterly Report of IES Utilities Inc. on Form 10-Q, March 31,
              1998.

 G-1          FERC Form No. 1, IES Utilities Inc., December 31, 1997

 G-2          FERC Form No. 1, Wisconsin Power and Light Company, December 31,
              1997

 G-3          FERC Form No. 1, South Beloit Water, Gas and Electric Company,
              December 31, 1997



                                                                          Page 2

Exhibit
Number                                     Exhibit
------                                     -------
 G-4          FERC Form No. 1, Interstate Power Company, December 31, 1997

 G-5          FERC Form No. 2, IES Utilities Inc., December 31, 1997.

 G-6          FERC Form No. 2, Interstate Power Company, December 31, 1997.

 G-7          Annual Report of Wisconsin Power and Light Company to Public
              Service Commission of Wisconsin, December 31, 1997

 G-8          Annual Report of Rate Regulated Electric Utilities on Form IE-1 of
              IES Utilities Inc. to the Iowa Utilities Board, December 31, 1997.

 G-9          Annual Report of Rate Regulated Electric Utilities on Form IE-1 of
              Interstate Power Company to the Iowa Utilities Board, December 31,
              1997.

 G-10         Annual Report of Rate Regulated Gas Utilities on Form IG-1 of IES
              Utilities Inc., December 31, 1997.

 G-11         Annual Report of Rate Regulated Gas Utilities on Form IG-1 of
              Interstate Power Company, December 31, 1997.

 G-12 Electric Jurisdictional Annual Report of Interstate Power Company to the State of Minnesota Department of Public Service, December
              31, 1997.

 G-13 Gas Jurisdictional Annual Report of Interstate Power Company to the State of Minnesota Department of Public Service, December 31,
              1997.

 G-14         Annual Report of Licensees and/or Natural Gas Utilities to the
              Illinois Commerce Commission filed by Interstate Power Company,
              December 31, 1997.

 G-15         Annual Report of Licensees and/or Natural Gas Utilities to the
              Illinois Commerce Commission filed by South Beloit Water, Gas and
              Electric Company, December 31, 1997.

 H-1          Non-Utility Service Agreement, dated May 24, 1998.

 H-2          Utility Service Agreement, dated May 24, 1998.

                                    SIGNATURE

                   Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this registration statement to be duly signed on its behalf in the City of Madison and State of Wisconsin on the 2nd day of September, 1998.

                                   Interstate Energy Corporation


                                   By /s/ Erroll B. Davis, Jr.
                                      -----------------------------------------
                                          Erroll B. Davis, Jr.
                                          President and Chief Executive Officer

Attest:


/s/ Edward M. Gleason
--------------------------
Edward M. Gleason
Secretary

                                  VERIFICATION

State of Wisconsin         )
                           ) ss.
County of Dane             )

                   The undersigned, being duly sworn, deposes and says that he has duly executed the attached registration statement dated September 2, 1998, for and on behalf of Interstate Energy Corporation; that he is the President and Chief Executive Officer of such company; and that all action by shareholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.



                                   /s/    Erroll B. Davis, Jr.
                                       -------------------------------------
                                          Erroll B. Davis, Jr.
                                           President and Chief Executive Officer

Subscribed and sworn to before me
this 2nd day of September, 1998.



/s/ Barbara J. Swan
-----------------------------------
Barbara J. Swan






                                       75